      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 1, 1998



                                                      REGISTRATION NO. 333-52977

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO


                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                            WESTFIELD AMERICA, INC.
             (Exact name of Registrant as specified in its charter)

                           MISSOURI                                                       43-0758627
(State or other jurisdiction of incorporation or organization)               (I.R.S. Employer Identification No.)

                   11601 WILSHIRE BOULEVARD                                         IRV HEPNER, SECRETARY
                          12TH FLOOR                                               11601 WILSHIRE BOULEVARD
                LOS ANGELES, CALIFORNIA 90025                                             12TH FLOOR
                        (310) 478-4456                                          LOS ANGELES, CALIFORNIA 90025
(Address, including zip code, and telephone number, including                           (310) 478-4456
   area code, of registrant's principal executive offices)                   (Name, address, including zip code,
                                                                   and telephone number, including area code, of agent for
                                                                                           service)

                            ------------------------

                  Please send copies of all communications to:


                BARRY MILLS, ESQ.                                  GREGG A. NOEL, ESQ.
               DEBEVOISE & PLIMPTON                      SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                 875 THIRD AVENUE                                 300 SOUTH GRAND AVENUE
                NEW YORK, NY 10022                            LOS ANGELES, CALIFORNIA 90071
                  (212) 909-6000                                      (213) 687-5000


                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective depending upon market conditions and other factors.

                            ------------------------

    If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This Registration Statement relates to securities which may be offered from time to time by Westfield America, Inc. (the "Company"). This Registration Statement contains a form of basic prospectus which will be used in connection with an offering of securities by the Company. The specific terms of the securities to be offered will be set forth in a Prospectus Supplement relating to such securities.

                   SUBJECT TO COMPLETION, DATED JUNE 1, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                  $600,000,000
                            WESTFIELD AMERICA, INC.

                         PREFERRED STOCK, COMMON STOCK,
                         DEPOSITARY SHARES AND WARRANTS
                             ---------------------


    Westfield America, Inc. (the "Company") may offer from time to time in one or more series, together or separately, (i) shares of its preferred stock, $1.00 par value per share (the "Preferred Stock"), which may be issued in the form of Depositary Shares (as defined herein) evidenced by Depositary Receipts (as defined herein), (ii) shares of its common stock, $.01 par value per share (the "Common Stock"), and (iii) warrants to purchase securities of the Company as shall be designated by the Company at the time of the offering (the "Warrants"), in amounts, at prices and on terms to be determined at the time of offering. The Preferred Stock, Common Stock and Warrants are collectively called the "Securities."



    The Securities offered pursuant to this Prospectus may be issued in one or more series and/or issuances and will have an aggregate public offering price of up to U.S. $600,000,000. Certain terms of the particular class of Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"), including, where applicable, (i) in the case of Preferred Stock, the specific designation, the stated value and liquidation preference per share, the aggregate number of shares offered, any dividend rights (including the method of calculating payment of dividends), the date or dates on which dividends will accrue, any redemption, voting and other rights, any terms for conversion or exchange into other Securities or property, the initial public offering price and other specific terms and any other terms not set forth herein, (ii) in the case of Warrants, the number and terms thereof, the duration, purchase price, exercise price and detachability of such Warrants and a description of the securities for which each Warrant is exercisable, (iii) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share, and (iv) in the case of Common Stock, the aggregate number of shares offered, the initial public offering price, the methods of distribution and other special terms. In addition, the terms of the particular class of Securities may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to assist in maintaining the status of the Company as a real estate investment trust ("REIT") for U.S. Federal income tax purposes.



    The applicable Prospectus Supplement also will contain information, where applicable, about certain U.S. Federal income tax considerations relating to the Securities covered by such Prospectus Supplement, not contained in this Prospectus.



    The Common Stock is listed on the New York Stock Exchange ("NYSE") under the trading symbol "WEA." Any Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance.



    The Company may sell the Securities to or through underwriters, through dealers or agents, directly to purchasers or through a combination of such methods. See "Plan of Distribution." The accompanying Prospectus Supplement will set forth the names of the underwriters, dealers or agents, if any, involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable purchase price, fee, commission or discount arrangements with them. The Prospectus Supplement will state whether the Securities will be listed on any national securities exchange. If the Securities are not listed on a national securities exchange, there can be no assurance that there will be a secondary market for any such Securities. No Securities may be sold by the Company through agents, underwriters or dealers without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

                            ------------------------


SEE "RISK FACTORS" AT PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE SECURITIES.


                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


                  The date of this Prospectus is June 1, 1998.

    CERTAIN PERSONS PARTICIPATING IN AN OFFERING OF SECURITIES MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF SECURITIES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THOSE ACTIVITIES, SEE "UNDERWRITING" IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT.

    No dealer, salesperson or other person has been authorized to give any information or make any representations, other than those contained or incorporated by reference in this Prospectus and the applicable Prospectus Supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any agent, underwriter or dealer. This Prospectus and the applicable Prospectus Supplement do not constitute an offer of any securities other than those to which they relate, or an offer to sell or a solicitation of an offer to buy those to which they relate in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus and/or the applicable Prospectus Supplement at any time does not imply that the information herein or therein is correct as of any time subsequent to the date thereof.

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                              ---------
Prospectus
Available Information.......................................................................................          1
Incorporation of Certain Documents by Reference.............................................................          2
Forward-Looking Statements..................................................................................          2
The Company.................................................................................................          3
Risk Factors................................................................................................          4
Use of Proceeds.............................................................................................         19
Ratio of Earnings to Combined Fixed Charges.................................................................         20
Description of Capital Stock................................................................................         20
Description of Warrants.....................................................................................         30
Certain Provisions of the Company's Articles of Incorporation and By-laws and of Missouri Law...............         30
Federal Income Tax Considerations...........................................................................         35
Plan of Distribution........................................................................................         46
Legal Matters...............................................................................................         47
Experts.....................................................................................................         48


                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information, as well as the Registration Statement and the exhibits and schedules thereto, can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Information on the operation of the Public Reference Section of the Commission may be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains a site on the world wide web at http://www.sec.gov that contains reports, proxy and information statements and other information filed electronically by the Company. In addition, such reports, proxy statements and other information may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, upon which the Common Stock of the Company is traded.

    The Company has filed a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Securities offered hereby. This Prospectus and any accompanying Prospectus

Supplement do not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement and the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the Commission, at the addresses set forth above. Statements made in this Prospectus and any Prospectus Supplement concerning the contents of any documents referred to herein or therein are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

        (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

        (2) The Company's Quarterly Report on Form 10-Q for the calendar quarter ended March 31, 1998;

        (3) The Company's Proxy Statement, dated March 27, 1998, relating to the Annual Meeting of Shareholders held on April 30, 1998.

        (4) The Company's Current Report on Form 8-K, dated April 6, 1998; and

        (5) The Company's Current Report on Form 8-K, dated May 4, 1998.

        The Company's Exchange Act filing number is 1-12923.

    All other documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Securities shall hereby be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits and schedules to such documents other than exhibits and schedules specifically incorporated by reference into such documents). Requests for such copies should be directed to:
Irv Hepner, Secretary, at Westfield America, Inc., 11601 Wilshire Boulevard, 12th Floor, Los Angeles, California 90025; telephone number (310) 478-4456.

                           FORWARD-LOOKING STATEMENTS


    This Prospectus, including the documents incorporated by reference herein, contains forward-looking statements which reflect the Company's views at the time the statements were made with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including the matters described under "Risk Factors" and in the documents incorporated by reference herein and in any Prospectus Supplement, which could cause actual results to differ materially from historical results or those anticipated. The words "believes," "expects," "anticipates," "intends," "plans," "estimates" and similar expressions identify forward-looking statements, which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

                                  THE COMPANY

    The Company, a Missouri corporation, formerly known as CenterMark Properties, Inc., was incorporated in 1924 and has been engaged for over 40 years in owning, operating, leasing, developing, redeveloping and acquiring regional and super-regional shopping centers and power centers located primarily in major metropolitan areas in the United States.


    The Company owns interests in a portfolio of 16 super-regional shopping centers and six regional shopping centers (together, the "Regional Centers"), three power centers (the "Power Centers" and, collectively with the Regional Centers, the "Centers"), 12 separate department store properties (the "May Properties") which are net leased under financing leases to The May Department Stores Company and are not located at the Centers, and certain other real estate investments (collectively, the "Properties"). The Centers are located in seven states in the east coast, midwest and west coast regions of the United States.


    The Company is organized and operated as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended ("Code"). In order to satisfy the provisions of the Code applicable to REITs, the Company must distribute to its shareholders at least 95% of its REIT taxable income and meet certain other requirements. The Company will make, at a minimum, distributions to its shareholders sufficient to satisfy the REIT provisions under the Code.


    The Company has transferred substantially all of its assets to a partnership, Westfield America Limited Partnership (the "Operating Partnership"). The general partner of the Operating Partnership is the Company and all of the limited partnership interests of the Operating Partnership are currently held by the Company or by wholly owned subsidiaries of the Company. The Company expects to conduct substantially all of its operations through the Operating Partnership.



    The Company has engaged a property management company (the "Manager"), an asset management company (the "Advisor") and a development company (the "Developer") to provide property management, advisory and development services, respectively, to the Company under agreements that expire in May 2000 and are renewable annually thereafter. Each of the Manager, Advisor and Developer is an affiliate of Westfield Holdings Limited, an Australian public company ("Westfield Holdings Limited" and together with its subsidiaries "Westfield Holdings").


    The Common Stock is listed on the NYSE under the trading symbol "WEA." The principal executive offices of the Company are located at 11601 Wilshire Boulevard, Los Angeles, California 90025; the telephone number is (310) 478-4456.
RECENT DEVELOPMENTS


    On April 6, 1998, the Company announced that it had entered into an agreement for the acquisition of interests in up to 13 properties (the "Hahn Portfolio") from TrizecHahn Centers, Inc. ("Hahn") for a maximum purchase price of $1.44 billion. The final price is dependent on the interests ultimately acquired as certain of the properties are owned by joint ventures and are subject to partnership rights, such as rights of first refusal. Settlement of the purchase is scheduled to occur in stages between August and December of 1998. See Risk Factors--TrizecHahn Transaction.



    On May 4, 1998, the Company announced that it had signed an underwriting agreement to issue approximately $300.0 million of unsecured subordinated notes to Australian investors, repayable in three equal installments due in June 2001, 2002 and 2003. The interest rate on the unsecured subordinated notes will be fixed at the time of closing in June 1998 at approximately 225 basis points over the Australian/U.S. dollar four-year swap rate. It is anticipated that proceeds of the notes will be utilized in connection with the payment of the purchase price for the Hahn Portfolio.



    On May 29, 1998, the Company executed a subscription agreement (the "1998 Subscription Agreement") with Westfield America Trust, an Australian property trust ("WAT"), pursuant to which WAT subscribed for approximately $300.0 million of Common Stock of the Company to be purchased in three equal installments in June 2001, 2002 and 2003 at a 5% discount to the prevailing market price of the Common Stock at the applicable purchase dates. Although the issuance of the Common Stock is at the option of the Company, the Company currently intends to issue the Common Stock to WAT subject to market conditions at the time.

                                  RISK FACTORS



    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, AMONG OTHER FACTORS, THE FOLLOWING INFORMATION IN EVALUATING AN INVESTMENT IN THE SECURITIES IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE APPLICABLE PROSPECTUS SUPPLEMENT AND THE DOCUMENTS INCORPORATED HEREIN AND THEREIN BY REFERENCE.



    POSSIBLE CONFLICTS OF INTERESTS WITH INSIDE PARTIES AND RELATED PARTY TRANSACTIONS



    INFLUENCE OF WESTFIELD AMERICA TRUST AND WESTFIELD HOLDINGS



    As of March 27, 1998, WAT owned 60.6% and Westfield Holdings owned 16.4% of the outstanding Common Stock on a fully-diluted basis. As of March 27, 1998, Westfield Holdings also had an interest in approximately 26.2% of the Common Stock held by WAT because it owns units in WAT ("WAT Units"). Westfield Holdings Limited is an independent company from the Company. In addition, on May 29, 1998, the Company entered into the 1998 Subscription Agreement with WAT relating to WAT's purchase of approximately $300.0 million of Common Stock. To maintain the Company's qualification as a REIT, generally no individual (other than Frank
P. Lowy and the members of his family, who are subject to a higher ownership threshold) may directly or indirectly hold more than 5.5%, by value, of the Company's stock.



    In addition, WAT is managed by Westfield America Management Limited ("WAM"), a subsidiary of Westfield Holdings Limited. Perpetual Trust Company Limited, the trustee of WAT (the "WAT Trustee") generally exercises all of the voting rights over the shares of Common Stock owned by WAT as directed by WAM, subject to applicable Australian law and certain other exceptions, including an exception related to the designation and election of directors of the Company as set forth below. The WAT Trustee may only vote shares of Common Stock for the election of directors as directed by a majority of the WAT unitholders voting on the matter at a meeting of unitholders. By virtue of WAT's substantial ownership of Common Stock and Westfield Holdings' ownership of WAT Units and Common Stock, WAT and Westfield Holdings are in a position to exercise significant influence on the Company. Accordingly, WAT and Westfield Holdings together will be able to elect all of the Company's directors and to control the vote on all matters submitted to the Company's shareholders including approval of mergers, sales of all or substantially all of the Company's assets, and "going private" transactions and to exercise significant influence on the decision to terminate the Manager, Developer or Advisor. The Company is also managed and advised by Westfield Holdings.



    As of March 31, 1998, interests associated with the Lowy family owned approximately 44.0% of the ordinary shares of Westfield Holdings Limited and 8.4% of the outstanding WAT units and members of the Lowy family act as officers and directors of Westfield Holdings, WAM and the Company. By virtue of their ownership interests in Westfield Holdings Limited and WAT and their positions as officers and directors, the Lowy family is in a position to exercise significant influence on Westfield Holdings, WAT and the Company with respect to the foregoing matters.



    CONFLICTS OF INTERESTS WITH INSIDE PARTIES



    Pursuant to the Management Agreements, the Advisory Agreement and the Development Agreements (each as defined below) between the Manager, Advisor and Developer, each a subsidiary of Westfield Holdings, and the Company with respect to management, advisory and development services and Westfield Holdings' substantial ownership of Common Stock, Westfield Holdings has interests that may conflict with the interests of persons acquiring the Securities. Implementation of the Company's key growth strategies will result in increased management, development and advisory fees to Westfield Holdings.



    WAT, by virtue of its stock ownership of the Company, and Westfield Holdings, by virtue of its ownership of Common Stock, WAT Units and its management of WAT and the Company, are in a position to exercise significant influence over the affairs of the Company, which influence might not be consistent with the interests of other shareholders. Certain officers and/or directors of Westfield Holdings also act as officers and/or directors of the Company.



    A subsidiary of Westfield Holdings Limited is also the manager of WAT and certain officers and/or directors of such subsidiary are also directors and/or officers of the Company. In addition, all of the executive officers of the Company are employed by and provide services to Westfield Holdings and other properties managed by Westfield Holdings. All of the executive officers of the Company, other than Frank P. Lowy, currently devote substantially all of their time to the business and affairs of the Company. The Company anticipates that such officers will continue to devote substantially all of their time to the business and affairs of the Company. However, as a result of services performed for Westfield Holdings and other properties managed by Westfield Holdings, there may be periods of time during which a particular officer devotes less than substantially all, or less than a majority, of his or her time to the business and affairs of the Company.



    Westfield Holdings has agreed that, during the period in which it is the Manager of the Centers and Advisor to the Company, it will not acquire any ownership interest in shopping center properties or power centers in the United States or manage or develop a shopping center property in competition with a Center owned by the Company, except in the case of the acquisition by Westfield Holdings of an entity that does not have any ownership interest in shopping center properties and power centers in the United States and is then managing or developing a competitive center (in addition to other properties). This non-competition agreement does not apply to any activity by Westfield Holdings with respect to airport projects. Each of Frank Lowy, David Lowy, Peter Lowy and Steven Lowy agreed with the Company that he will not acquire any ownership interest in shopping center properties or power centers in the United States for so long as (i) Westfield Holdings is the Advisor to the Company and the Manager of the Centers, and (ii) interests associated with the Lowy family have significant ownership and significant management involvement in Westfield Holdings Limited.



    In May 1997, the Company acquired a substantial economic interest in the revenues to be received from Garden State Plaza, a super-regional shopping center located in Paramus, New Jersey, by making a $145 million participating secured loan (the "Garden State Plaza Loan") to two wholly-owned, indirect subsidiaries of Westfield Holdings Limited which have a combined 50% interest in Garden State Plaza. The Garden State Plaza Loan is non-recourse, bears interest at a fixed annual rate of 8.5% per annum, and is secured by a pledge of Westfield Holdings' 50% partnership interest in the limited partnership which owns Garden State Plaza. The Company also receives a participating interest based on 80% of the borrowers' share of the adjusted cash flow (after payment of the fixed interest and after calculating Westfield Holdings' share of cash flow from Garden State Plaza as if the mortgage loan encumbering such property had a fixed interest rate of 7.25% per annum) from Garden State Plaza subject to an aggregate limit for fixed interest and participating interest in an amount equal to 11% per annum. The Garden State Plaza Loan will mature on May 21, 2007, may be prepaid with a yield maintenance premium (based on the payment of the maximum amount of participating interest) after the expiration of the Company's option to acquire Garden State Plaza in connection with the sale of Garden State Plaza (or Westfield Holdings' interest therein) to an unaffiliated third party and may not otherwise be prepaid for five years. If an event of default shall occur under the Garden State Plaza Loan, the Company will be entitled to a yield maintenance premium (based on the payment of the maximum amount of participating interest) and will have the right to terminate its agreements with the Manager, the Advisor and the Developer. In May 1997, the board of directors of Westfield Holdings Limited represented that it will not prepay the Garden State Plaza Loan for seven years except under the circumstances described above and with the required yield maintenance premium. The Company received $3.5 million in interest from the Garden State Plaza Loan for the three months ended March 31, 1998.



    The other 50% interest in Garden State Plaza is owned by affiliates of Rodamco North America B.V., a Netherlands corporation which is not affiliated with the Company.

   RELIANCE ON WESTFIELD HOLDINGS; LACK OF CONTROL OVER



   DAY-TO-DAY ACTIVITIES OF OUTSIDE MANAGEMENT



    The Manager and Advisor, subsidiaries of Westfield Holdings, have management contracts (the "Management Agreements") to manage the operations and leasing of the Centers and an advisory agreement (the "Advisory Agreement") with the Company to provide corporate strategic planning, administrative and other asset management services to the Company. The Company has also entered into a master development framework agreement (the "Development Agreement") with a subsidiary of Westfield Holdings Limited to perform the necessary planning and predevelopment work to determine if a particular development is feasible and economically viable and to provide the development services. The Company and the Operating Partnership have agreed that any properties acquired in the future that they control will be subject to the Management Agreements and Development Agreement. The Company and the Operating Partnership currently have no employees and rely entirely on Westfield Holdings for the management of the Company and the Centers and are not currently able to operate without Westfield Holdings.



    Because the Company cannot elect the directors of the Manager, the Advisor or the Developer, its ability to control their actions on a day-to-day basis is limited. However, the Company does have various approval rights over aspects of management and development including that the Manager must operate within budgets and leasing guidelines approved by the Company and in accordance with policies set by the Company and that all development projects are subject to the approval of the Company's Board of Directors (including at least 75% of the Independent Directors) of the plans and feasibility for such projects and the costs thereof. Independent Directors are those members of the Board of Directors who (i) are not, and have not for the last 12 months been, directors, officers or employees of Westfield Holdings or WAT, (ii) are not affiliates of Westfield Holdings or WAT or officers or employees of such affiliates, (iii) are not members of the immediate family of any natural person described in clause (i) or
(ii) above and (iv) are free from any relationship that would interfere with the exercise of independent judgment as a director. If the leasing guidelines are not met or the Company does not grant its approval to a development project, then the Manager or the Developer may not take actions to lease the property or commence a development project. If the Manager or Developer nonetheless takes any such action and a material breach of the Management Agreements or Development Agreement occurs, then the Manager, Advisor or Developer may be terminated. In addition, the Company generally has the right to terminate the Management Agreements and Advisory Agreements after May 2000 upon certain conditions, including a determination by at least 75% of the Independent Directors and the WAT Trustee (so long as WAT owns at least 10% of the capital stock of the Company) not to renew the Management or Advisory Agreements because of unsatisfactory performance of the Manager or the Advisor that is materially detrimental to the Company or because the fees thereunder are not fair. The Company may also terminate the agreements upon the occurrence and during the continuance of an event of default under the Garden State Plaza Loan.



    The terms, agreements and understandings relating to these transactions were negotiated between the Company and Westfield Holdings. The Company believes that, although these agreements were negotiated between associated parties, they reflect market terms. The Company has discretion as to whether or not to undertake a development project. The fees payable by the Company under the Development Agreement for any development project are subject to the review and approval of the Board of Directors, including at least 75% of the Independent Directors.



DEPENDENCE ON OPERATING PARTNERSHIP



    The Company's ability to make distributions and other payments on the Securities is initially dependent upon the Operating Partnership making distributions and other payments to its partners. If the Operating Partnership does not make distributions or other payments to its partners, for any reason, it is expected that the Company would likely not be able to pay dividends, other distributions or other payments on the Securities.



RISKS GENERALLY INHERENT IN REAL ESTATE INVESTMENT



   GENERAL FACTORS AFFECTING INVESTMENTS IN REAL ESTATE;



   EFFECT OF ECONOMIC AND REAL ESTATE CONDITIONS



    A shopping center's revenues and value may be adversely affected by a number of factors, including but not limited to: the national economic climate; the regional economic climate (which may be adversely affected by plant closings, industry slowdowns and other factors); local real estate conditions (such as an oversupply of retail space); perceptions by retailers or shoppers of the safety, convenience and attractiveness of the shopping center; trends in the retail industry; competition for tenants; high vacancy rates; changes in market rental rates; the inability to collect rent due to bankruptcy or insolvency of tenants or otherwise; the need periodically to renovate, repair and relet space and the costs thereof; increased operating costs; and the willingness and ability of the property's owner to provide capable management and adequate maintenance. These factors could influence the price a purchaser would be willing to pay for a Center if the Company elects to sell such Center. In the case of vacant space, the Company may not get full credit for the income that can be earned from such vacant space in determining the sales price. In addition, other factors may adversely affect a shopping center's value without affecting its current revenues, including: changes in governmental regulations, zoning or tax laws; potential environmental or other legal liabilities; and changes in interest rate levels.



    GEOGRAPHIC CONCENTRATION



    Nine of the 25 Centers are located in California (representing approximately 35.8% of the total gross leasable area ("Total GLA"), six are located in Missouri (representing approximately 23.7% of the Total GLA) and four are located in Connecticut (representing approximately 15.0% of the Total GLA). To the extent that general economic or other relevant conditions in these regions decline and result in a decrease in consumer demand in these regions, the Company's financial performance may be adversely affected. The markets for certain Centers are also significantly dependent on the financial results of major local employers and on industry concentrations. For example, the sales growth of the Centers located in California was negatively affected by the California economic recession from 1990 to 1993.



    The Hahn Portfolio consists of four centers in San Diego, California; three in Los Angeles, California; five in Northern California; and one in Washington State, for a total of 12.5 million square feet of gross leasable area. If the Company acquired all of such properties it would own 20 shopping centers in California (including North County Fair), including eight in San Diego, seven in Los Angeles and five in Northern California.



    RISKS OF EXPANSION, REDEVELOPMENT AND ACQUISITION ACTIVITIES



    The Company may incur risks in connection with the redevelopment and expansion of existing shopping centers or the redevelopment of new and existing shopping centers. These risks include the risk that redevelopment opportunities explored by the Company may be abandoned after funds have been expended; the risk that permits or approvals required for such development may not be obtained; the risk that construction costs of a project may exceed original estimates, possibly making the project uneconomical; the risk that redevelopment may temporarily disrupt income; and the risk that occupancy rates and rents at a completed project will not be sufficient to make the project profitable. In case of an unsuccessful expansion or redevelopment project, the Company's loss could exceed its investment in the project. Also, there may be competitors seeking to expand properties or to acquire properties for redevelopment, some of which may have greater resources than the Company.

    The Company intends to continue to actively seeking to acquire shopping centers to the extent they can be acquired on advantageous terms and meet the Company's investment criteria. Property acquisitions entail risks that investments will fail to perform in accordance with expectations. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. In addition, there are general investment risks associated with any new real estate investment.



    The Company anticipates that future acquisitions will be financed, in whole or in part, under existing credit facilities or loan commitments or other lines of credit or other forms of secured or unsecured financing or through the issuance of units by the Operating Partnership or additional equity by the Company. The use of equity financing, rather than debt, for future developments or acquisitions could have a diluting effect on the interest of existing shareholders of the Company.



    RELIANCE ON CERTAIN TENANTS AND ANCHORS



    The Company's income and Funds from Operations could be adversely affected in the event of the bankruptcy or insolvency, or a downturn in the business, of any anchor tenant or anchor-owned store, or if any anchor tenant does not renew its lease when it expires. Funds from Operations means net income (loss) (computed in accordance with generally accepted accounting principals) excluding gains (or losses) from debt restructurings and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. This definition is in accordance with standards established by the White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts in March 1995. If the tenant sales in the Centers were to decline, tenants might be unable to pay their rent or other occupancy costs. In the event of default by a tenant, delays and costs in enforcing the lessor's rights could be experienced. In addition, lease termination by one or more anchor tenants of a shopping center or the closing of one or more anchor-owned stores whose reciprocal easement agreements or leases may permit closing could result in lease terminations or reductions in rent by other tenants whose leases may permit cancellation or rent reduction in those circumstances and adversely affect the Company's ability to re-lease the space that is vacated. Similarly, the leases of certain anchor tenants, and the reciprocal easement agreements to which certain of the anchor-owned stores are parties, permit an anchor to transfer its interest in a shopping center to another retailer, often only after the expiration of an initial period. The transfer to a new anchor tenant could adversely affect customer traffic in the Center and thereby reduce the income generated by that Center and could also allow certain other anchors and other tenants to make reduced rental payments or to terminate their leases at that Center. Each of these developments could adversely affect the Company's Funds from Operations and its ability to make expected distributions to shareholders.



    As of December 31, 1997, anchors owned (in fee or subject to ground leases) 43.8% and leased 15.4% of the Total GLA of the Centers. As of the same date, the May Company owned 15.9%, J.C. Penney owned 8.7% and Sears owned 7.0% of the Total GLA. No other anchor owned more than 3.3% of the Total GLA. Also, as of such date, JC Penney's leased 4.1% of Total GLA and no other anchor leased more than 2.4% of Total GLA. Also as of such date J.C. Penney represented 0.9% of the aggregate annualized base rent of the Centers and no other anchor represented more than 0.8% of the aggregate annualized base rent of the Centers.



    Mall GLA means gross leasable area for Mall Stores (stores smaller than anchors and kiosks permanently located within the corridors of the Centers that are typically specialty retailers and free standing buildings generally located along the perimeter of a Center's parking area). Collectively, tenants whose parent company is The Limited Stores occupy over 771,949 square feet of Mall GLA constituting 8.8% of total Mall GLA. These tenants include Bath & Body Works, Express, Lane Bryant, Lerner, The Limited, Structure and Victoria Secret, among others. While each of these tenants is operated as an independent subsidiary, an unexpected negative change in the financial strength of the parent company,

The Limited Stores, could result in the loss of some or all of the revenues provided to the Company under the leases executed with these tenants.



    In addition to being an anchor at many of the Centers, the May Company is the lessee of the May Properties' leases. A negative change in the financial condition of the May Company could result in the loss of some or all of the revenues provided to the Company under the leases of the May Properties.



    The Company has established a temporary leasing program pursuant to which it leases Mall Store space on a short-term basis (usually for a term of between 30 days to eleven months) pending its ability to secure suitable long-term tenants. These leases are generally subject to the termination by the Company on 30 days notice. This short-term leasing program may present risks not encountered in typical long-term retail leasing arrangements as the Company may not be able to re-lease such space upon expiration of any such short-term lease.



    COMPETITION



    All of the Centers are located in developed retail and commercial areas. With respect to certain of the Centers, other malls or neighborhood and community shopping centers, may compete within the Primary Trade Area of each of the Centers. Primary Trade Area means the geographic market from which a Center draws a majority of its sales, as determined by the Company by taking into account competing shopping centers, access, available sales data and on-site geographic research. The amount of rentable space in the relevant Primary Trade Area, the quality of facilities and the nature of stores at such competing malls and shopping centers could each have a material adverse effect on the Company's ability to lease space and on the level of rents the Company can obtain. In addition, retailers at the Centers face potentially changing consumer preferences and increasing competition from other forms of retailing, such as discount shopping centers, outlet malls, upscale neighborhood strip centers, catalogues, discount shopping clubs and telemarketing. In addition, while specific competitive conditions vary on a center-by-center basis, all of the Centers are located in major metropolitan areas which are served by multiple retailing outlets and accordingly face strong competition.



    Although the Company believes the Centers compete effectively within their trade areas, the Company also competes with other owners, managers and developers of super regional and regional shopping centers. Those competitors that are not REITs may be at an advantage to the extent they can utilize working capital to finance projects, while the Company (and its competitors that are REITs) will be required by the annual distribution provisions under the Code to distribute significant amounts of cash from operations to its shareholders. In addition, the Company intends to distribute more cash to its shareholders than is required by the Code. If the Company should require funds, it may have to borrow when the cost of capital is high. Moreover, increased competition could adversely affect the Company's revenues and Funds from Operations.



    LIQUIDITY OF ASSETS



    Equity real estate investments are relatively illiquid and therefore tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. Additionally, the corporate level tax that would be imposed upon certain built-in gains may make it uneconomical for the Company or the applicable subsidiary to sell certain assets owned on the first day of the first taxable year for which the Company or the applicable subsidiary qualified as a REIT within 10 years of such applicable qualification date, without adversely affecting returns to shareholders.



    RISKS OF TENANT BANKRUPTCY



    Because virtually all of the Company's income consists of rental income paid by retail tenants at the Centers, the Company's cash flow and its ability to make distributions to shareholders will be adversely affected if the Company is unable to lease a significant amount of space in the Centers, or if a significant number of tenants are unable to pay their rent. In times of recession or other economic downturn, there is an increased risk that retail tenants will be unable to meet their obligations to the Company, otherwise default under their leases, or become debtors in cases under the United States Bankruptcy Code, codified at 11 U.S.C. $101-1,330, as amended (the "Bankruptcy Code"). If any tenant becomes a debtor in a case under the Bankruptcy Code, the Company would not be permitted to evict the tenant solely because of its bankruptcy, but the bankruptcy court could authorize the tenant to reject and terminate its lease with the Company. The Company's claim against such a tenant for unpaid, future rent would be subject to a statutory cap that could be substantially less than the remaining rent actually owned under the lease. In any event, the Company's claim for unpaid rent (as capped) would likely not be paid in full.



    The bankruptcy of an Anchor could have an especially adverse effect on a Center, by depriving the Company of the rent due from the Anchor and by reducing foot traffic at the Center, which would impair the performance of the remaining tenants and their ability to meet their obligations to the Company.



    The bankruptcy of any tenant, including any Anchor, and the rejection of its lease may provide a Center with an opportunity to lease the vacant space to another more desirable tenant on better terms, but there can be no assurance that the Company would be able to do so. The Company has experienced retail bankruptcies by tenants in the past, including Edison Bros., Judy's, Paul Harris and Merry Go Round and Nobody Beats the Wiz. The Company experienced no adverse effects of such bankruptcies because the stores were either acquired by stronger tenants or were acquired by the Company and re-leased.



    LACK OF UPDATED TITLE INSURANCE



    The Company does not have recent policies of title insurance on most of the Properties. Based upon (i) the Company's review of the existing owner's and/or mortgagee's title insurance policies, (ii) updated title reports obtained by the Company for certain of the Properties, and (iii) the absence of any knowledge by the Company of material title defects since Westfield Holdings acquired an interest in the Company, the Company has determined that the substantial cost of new owner's title insurance policies for the full market value of these properties is not warranted. The Company intends to purchase title insurance on the Hahn Portfolio.



    CHANGES IN LAWS AFFECTING REAL ESTATE



    Costs resulting from changes in real estate tax laws or real estate tax rates generally are passed through to tenants and therefore should not have a material adverse effect on the Company. Changes in laws increasing the potential liability for environmental conditions existing at properties, increasing the restrictions on discharges or other hazardous waste conditions, or increasing building code or similar local law requirements may result in significant unanticipated expenditures which would adversely affect the Company's Funds from Operations and its ability to make distributions to shareholders.



    LAWS BENEFITTING DISABLED PERSONS



    A number of Federal, state and local laws (including the Americans with Disabilities Act of 1990) and regulations exist that may require modifications to existing buildings or restrict certain renovations by requiring improved access to such buildings by disabled persons. Additional legislation or regulations may impose further burdens or restrictions on owners with respect to improved access by disabled persons. The costs of compliance with such laws and regulations may be substantial, and limits or restrictions on completion of certain renovations may limit implementation of the Company's investment strategy in certain instances or reduce overall returns on its investments. The Company will review its properties periodically to determine the level of compliance and, if necessary, take appropriate action to bring such properties into compliance. Although management has concluded based on its review to date that the costs of compliance with such current laws and regulations will not have a material adverse effect on the Company, no assurance can be given in this regard.

RISKS ASSOCIATED WITH DEBT FINANCING



    POSSIBLE INABILITY TO REFINANCE BALLOON PAYMENTS ON DEBT



    The Company does not expect to have sufficient Funds from Operations to be able to make all of the balloon payments of principal on the debt of the Joint Ventures (as defined below) and the Company in the aggregate principal amount of $1,099.0 million as of March 31, 1998, (including amounts allocable to the Outside Partners, as defined below) which becomes due in the period 1999 through 2001. The Company intends to refinance such debt at or before maturity or otherwise to obtain funds through secured financings by utilizing unencumbered properties or unsecured financings. The Company may also issue equity or debt in order to obtain funds. Any such equity issuance may have a dilutive effect on existing shareholders of the Company. However, there can be no assurance that the Company or the Outside Partners will be able to refinance any such indebtedness or to otherwise obtain funds on commercially reasonable terms, if at all. An inability to make such balloon payments when due could cause a mortgage lender to foreclose on such properties, which could have a material adverse effect on the Company. In addition, interest rates on any debt incurred to refinance mortgage debt or debt facilities may be higher than the rates on the current mortgages or debt facilities or at floating rates.



    The Company has entered into deferred interest rate exchange agreements to manage future interest rates. These agreements consist of swaps and involve the future receipt, corresponding with the expiration of existing fixed rate debt, of a floating rate based on LIBOR and the payment of a fixed rate. In the unlikely event that a counterparty fails to meet the terms of an interest rate exchange agreement, the Company's exposure is limited to the interest rate differential on the notional amount. The Company does not anticipate non-performance by any of the counterparties. Since March 31, 1997, the Company has lengthened the average remaining term of its pro rata share of total borrowings and hedges, including delayed start swaps, from 4.9 to 7.0 years.



    These exchange rate agreements ensure that, upon the expiration of certain of the Company's debt, if the Company refinances such debt with new LIBOR based loans, the interest rate on such loans will be no more than 5.94% to 6.26%, plus the applicable spread of the loan at such time.



    See also "--Trizec Hahn Transaction" below for a description of additional debt facilities to fund that acquisition.



    NO LIMITATION ON DEBT



    As of March 31, 1998, the Company had an aggregate of $1,279.3 million of debt, including $354.0 million of fixed rate debt with The Prudential Insurance Company of America (the "Prudential Loan"), at an average interest rate of 6.4% per annum, secured and cross-collateralized by seven wholly-owned Centers and $73.9 million of fixed rate debt, at an average interest rate of 7.1% per annum, secured by the May Properties. Except for a $15.0 million portion of the Prudential Loan which relates to the redevelopment of Mid Rivers Mall, such indebtedness is all non-recourse.



    As of March 31, 1998, the Company's pro-rata share of debt-to-total market capitalization based on the share price on March 31, 1998, was 47.4% and the Company's balance of cash and cash equivalents was $12.3 million, not including its proportionate share of cash held by unconsolidated real estate partnerships. In addition, the Company has an $800.0 million unsecured revolving credit facility with National Australia Bank Limited, Australia and New Zealand Banking Group Limited, Commonwealth Bank of Australia and Union Bank of Switzerland. As of March 31, 1998 the Company had unused capacity under its unsecured revolving credit facility totaling $222.0 million which will be used to finance future redevelopments, acquisitions and/or for working capital. See also "--Trizec Hahn Transaction" below for a description of additional debt facilities to fund that acquisition.

    The Company currently anticipates that cash from operations and its working capital facility will be available to fund its business operations, recurring and certain developmental capital expenditures, continuing debt service obligations (other than the balloon payments discussed above), the payment of distributions, accounts payable and deferred taxes in respect of installment sales and other dispositions of property. Additional borrowings will be required for developmental capital expenditures and may from time to time be required in connection with the obligations described in the preceding sentence. There can be no assurance, however, that such borrowings will be available on commercially reasonable terms, if at all.



    EFFECTS OF DEBT FINANCING



    The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow from operations will be insufficient to meet required payments of principal and interest, the risk that existing indebtedness will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of such indebtedness, and the risk that necessary capital expenditures for such purposes as renovations and other improvements will not be able to be financed on favorable terms or at all. Certain significant expenditures associated with a property (such as mortgage payments and other indebtedness) are generally not reduced when circumstances cause a reduction in income from such property. Should such events occur, the Company's Funds from Operations and its ability to make expected distributions to shareholders would be adversely affected. If a property is mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the property could be transferred to the mortgagee (or other third parties) with a consequent loss of income and asset value to the Company. In addition, corporate level tax could result from such a transfer if built-in gain is recognized. The Company has a $800 million unsecured revolving credit facility, which contains customary financial covenants and limitations on changes in the Advisor or the Manager without the approval of the lenders. The Company has $354.0 million of mortgage indebtedness held by Prudential which contains cross-default and cross-collateralization features among seven properties. Under cross-default provisions, a default under the mortgages included in the cross-defaulted loan constitutes a default under all such mortgages and can lead to acceleration of the indebtedness due on each center within the collateral package. Pursuant to such cross-collateralization feature, the excess of the value of a center over the mortgage indebtedness specific to that center serves as additional collateral for the entire indebtedness. See also "--Trizec Hahn Transaction."



    With respect to the loan obtained by the Joint Venture which owns North County Fair, the lender participates in a percentage of gross revenues above a specified base and after deduction of debt service and various expenses.



    INTEREST RATE SWAPS



    At March 31, 1998, the Company had four interest rate swap agreements for a combined notional amount of $425.0 million with respect to interest currently payable by the Company. Interest rate swaps are contractual agreements between the Company and third parties to exchange fixed and floating interest payments periodically without the exchange of the underlying principal amounts (notional amounts). In the unlikely event that a counterparty fails to meet the terms of an interest rate swap agreement, the Company's exposure is limited to the interest rate differential on the notional amount. The Company does not anticipate non-performance by any of the counterparties. In addition, the Company has entered into interest rate exchange agreements with a counterparty to manage future interest rates as described in "--Possible Inability to Refinance Balloon Payments on Debt."



    In addition, the Company has entered into interest rate exchange agreements with a counterparty to manage future interest rates as described in "--Possible Inability to Refinance Balloon Payments on Debt."

    Subsequent to March 31, 1998, the Company entered into deferred interest rate agreements with a combined notional amount totaling $920 million. These agreements begin at various dates during the period June 30, 1998 to December 11, 1998 and expire at various dates during the period June 30, 2001 to Aril 11, 2008.



TRIZEC HAHN TRANSACTION



    On April 6, 1998, the Company announced that it entered into an agreement for the acquisition of interests in the Hahn Portfolio from Hahn for a maximum purchase price of $1.44 billion. The final price depends on the interests ultimately acquired since certain of the properties are owned by joint ventures and are subject to partner rights, such as rights of first refusal. Accordingly, there can be no assurance that the Company will successfully complete the acquisition of all of the properties or any specific property interest or what the consequences thereof would be. Settlement of the purchase is scheduled to occur in stages between August and December 1998.



    The Company currently anticipates funding the purchase price for the acquisition of the Hahn Portfolio as follows. The Company has entered into a letter of intent with Union Bank of Switzerland for a short term loan facility of $900 million that is expected to mature on June 30, 1999 subject to a six-month extension. On May 4, 1998, the Company entered into an underwriting agreement to sell in Australia approximately $300 million principal amount of unsecured subordinated notes. The Company intends to fund the remainder of the purchase price with (i) funds recently realized by the sale of certain warrants issued to the Company by Westfield Holdings Limited that yielded approximately $100 million of proceeds and (ii) the assumption of mortgage indebtedness encumbering the Hahn Portfolio.



ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT



    FAILURE TO QUALIFY AS A REIT



    Qualification as a REIT involves the application of highly technical and complex provisions of the Code (for which there are only limited judicial or administrative interpretations) and the determination of various factual matters and circumstances not entirely within the Company's control. For example, in order to qualify as a REIT, at least 95% of the Company's gross income in any year must be derived from qualifying sources and the Company must make distributions to shareholders aggregating annually to at least 95% of its REIT taxable income (excluding net capital gains). In addition, the Company's qualification as a REIT depends on the qualification of Westland Properties Inc. ("WPI") during the period that WPI was not wholly owned by the Company. Although the Company believes that it has operated since February 12, 1994 in a manner so as to qualify as a REIT, and the Company intends to continue to operate in a manner so as to continue to qualify as a REIT, no assurance can be given that the Company is or will remain so qualified. See "Federal Income Tax Considerations." Although the Company is not aware of any pending tax legislation that would adversely affect the Company's ability to operate as a REIT, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the Federal income tax consequences of such qualification.



    Skadden, Arps, Slate, Meagher and Flom LLP, tax counsel to the Company, has issued its opinion that, commencing with the Company's taxable year ended December 31, 1994, the Company was organized in conformity with the requirements for qualification as a REIT, and its planned method of operation, and its actual method of operation from February 12, 1994, will enable it to meet the requirements for qualification and taxation under the Code. In rendering this opinion, Skadden, Arps, Slate, Meagher & Flom LLP relied on certain assumptions and representations made by the Company as of the date thereof regarding factual matters and on opinions of local counsel with respect to matters of local law. The opinion is expressed based upon facts, representations and assumptions as of the date thereof and Skadden, Arps, Slate, Meagher & Flom LLP has no obligation to advise holders of the Securities of any subsequent change in the matters stated, represented or assumed or any subsequent change in applicable law. No assurance can be given that the Company has met these requirements or will continue to meet these requirements in the future, and a legal opinion is not binding on the Internal Revenue Service (the "IRS").



    If, in any taxable year, the Company fails to qualify as a REIT, the Company would not be allowed a deduction for distributions to shareholders in computing taxable income and would be subject to federal income tax on its taxable income at corporate rates. As a result of the additional tax liability, the Company might need to borrow funds or liquidate certain investments in order to pay the applicable tax and the funds available for investment or distribution to the Company's shareholders would be reduced for each of the years involved. In addition, the Company would no longer be required by the Code to make any distributions. Unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. Although the Company currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Company to fail to qualify as a REIT or may cause the Board of Directors of the Company with the consent of a majority of the holders of the Preferred Stock and Common Stock to revoke the REIT election. See "Federal Income Tax Considerations."



    OWNERSHIP LIMIT



    In order for the Company to maintain its qualification as a REIT, not more than 50% of the value of its outstanding stock may be owned, directly or constructively, by five or fewer individuals or entities (as set forth in the Code and referred to herein as "Individuals"). The Third Amended and Restated Articles of Incorporation of the Company (the "Articles") prohibit, subject to certain exceptions, direct or constructive ownership of more than 5.5%, by value, of the outstanding shares of capital stock of the Company by any Individual (except for Frank P. Lowy and the members of his family who are prohibited from owning, directly or indirectly, more than 26% of the outstanding capital stock of the Company). The U.S. constructive ownership rules are complex and may cause shares of capital stock owned directly or constructively by a group of related individuals or entities to be constructively owned by one individual or entity. The Articles authorize the Board of Directors to increase the ownership limits if the Board of Directors obtains satisfactory assurances that ownership in excess of a particular limit will not jeopardize the Company's status as a REIT. A transfer of shares to a person who, as a result of the transfer, would violate the ownership restrictions, may be void. Under some circumstances, such shares may be transferred to a trust, for the benefit of one or more qualified charitable organizations designated by the Company, with the intended transferee having only a right to share (to the extent of the transferee's original purchase price for such shares) in proceeds from the trust's subsequent sale of such shares. See "Federal Income Tax Considerations--Taxation of the Company--Requirements for Qualification" and "Description of Capital Stock--Restrictions on Ownership and Transfer" for additional information regarding the Ownership Limitations.



POSSIBLE TAXATION ON CAPITAL GAINS



    Pursuant to an election made by the Company and WPI under Internal Revenue Service Notice 88-19 ("Notice 88-19"), if during the ten-year period beginning on the first day (the "Qualification Date") of the first taxable year for which each such entity qualified as a REIT (February 12, 1994 for the Company and January 1, 1996 for WPI), the Company recognizes gain on the disposition of any property (including, any partnership interest) held by the Company or any partnership in which the Company or WPI held an interest as of the Qualification Date, then, to the extent of the excess of (i) the fair market value of such property as of the Qualification Date over (ii) the adjusted income tax basis of the Company or the partnerships in such property as of the Qualification Date, the Company will be required to pay a corporate level Federal income tax on its share of such gain at the highest regular corporate rate. This ten-year rule would apply to any asset required from a Corporation in a carryover basis transaction and to any asset acquired from another REIT to the extent such asset was within the 10-year period for such REIT.



    Additionally, the taxable portion of the distributions paid to shareholders of an entity that is subject to such corporate level tax will be increased by the amount that the current and accumulated earnings and profits of such entity are increased in respect of such gain. See "Federal Income Tax Considerations" -- "Taxation of the Company," "Federal Income Tax Considerations--Taxation of Taxable Domestic Shareholders" and "Federal Income Tax Considerations--Taxation of Foreign Shareholders." Although the Company has no present intention to dispose of any such property in a manner that would trigger such tax consequences, there can be no assurance that such dispositions will not occur. Among other reasons, such dispositions could occur in the case of properties held by the Company through partnerships and with respect to which the Company may not have control over disposition decisions. See "--Conflicts of Interest with Outside Partners in Jointly-Owned Centers and Limited Control With Respect to Certain Activities."



DISTRIBUTIONS TO SHAREHOLDERS; POTENTIAL REQUIREMENT TO BORROW



    To obtain the favorable tax treatment associated with REITs qualifying under the Code, the Company generally will be required each year to distribute to its shareholders at least 95% of its net taxable income (excluding any net capital gain).



    The Company intends to make distributions to its shareholders to comply with the distribution provisions of the Code and to avoid certain income taxes generally applicable upon its undistributed net income and a nondeductible excise tax generally applicable upon its failure to meet minimum distribution requirements. For Federal income tax purposes, distributions paid to shareholders may consist of ordinary income, capital gains, nontaxable return of capital or a combination thereof. The Company will provide its shareholders with an annual statement indicating the tax character of the distributions. No distributions may be paid on any Common Stock unless the full dividends on the Preferred Shares have been paid. See "Description of Capital Stock."



    For the three-month period ended March 31, 1998, the Company declared a distribution of $.355 per share (or 91% of Funds from Operations in the aggregate) to its shareholders. For the period February 12, 1994 through December 31, 1997, the Company declared distributions of approximately 96% of Funds from Operations, excluding a special Distribution totalling $13 million declared for stockholders of record prior to the closing of the Company's initial public offering. The Company does not intend to distribute more than 100% of Funds from Operations less recurring capital expenditures (not including capital expenditures recovered from tenants) and rental income attributable to rent straight-lining.



    The expected size of future distributions may not allow the Company, using only cash flow from operations, to fund 100% of (i) the tenant allowances associated with renewal or replacement of current tenants as their leases expire and (ii) the retirement of all of its debt when due, and therefore, the Company may be required to seek periodic debt or equity financings to cover such items. The Company's income will consist primarily of its share of income from the Properties. Differences in timing between the receipt of income and the payment of expenses in arriving at taxable income of the Company, and the effect of required debt amortization payments, could require the Company to borrow funds on a short-term basis to meet the REIT distribution requirements even if the Company believes that then prevailing market conditions are not generally favorable for such borrowings or that such borrowings would not be advisable in the absence of such tax considerations. In addition, the Company's distribution policy may negatively affect the Company in adverse market conditions and result in a reevaluation of the level of distributions. In economic conditions where market prices for shopping center properties are decreasing, the Company's distribution policy may place the Company at a competitive disadvantage with respect to potential acquisitions to other entities that distribute at a lower payout ratio.



    The Company plans to adopt a distribution reinvestment plan under which its shareholders may elect to reinvest all or part of their distributions automatically in additional shares of Common Stock. Any such distribution reinvestment plan will not adversely affect the Company's ability to qualify as a REIT for U.S. Federal income tax purposes. The Company understands that WAT plans to adopt a similar plan for its unitholders, and intends to use the proceeds of such distribution reinvestment plan to participate in the Company's distribution reinvestment plan to the extent that its unitholders participate in the WAT distribution reinvestment plan. The Company also understands that Westfield Holdings intends to participate in WAT's distribution reinvestment plan to the full extent of distributions on its units in WAT for a three-year period commencing with the first distribution period for which reinvestment is permitted. No assurances can be given that WAT will adopt a distribution reinvestment plan, that WAT will participate in the Company's distribution reinvestment plan, or that Westfield Holdings will choose not to participate in WAT's distribution reinvestment plan in the future.



CONFLICTS OF INTEREST WITH OUTSIDE PARTNERS IN JOINTLY-OWNED CENTERS AND LIMITED
  CONTROL WITH RESPECT TO CERTAIN ACTIVITIES



    Seven of the Centers (and certain other properties) are owned by joint ventures (the "Joint Ventures" and each individually a "Joint Venture") consisting of the Company and one or more individuals or entities having no interest in the Company or Westfield Holdings (the "Outside Partners") who own interests from 24% to 60% of the Joint Ventures. Although the Company currently owns less than a 50% interest in four of the Centers, three are managed by Westfield Holdings. The Company is the limited partner in the Joint Venture which owns North County Fair (which the Company intends to acquire as part of the acquisition of the Hahn Portfolio) and is one of two general partners in two Joint Ventures (Topanga Plaza and Vancouver Mall) and, therefore, has limited control regarding the operation and management of the Centers owned by such Joint Venture. With respect to partnerships for which the Company serves as general partner, the Company may have certain fiduciary responsibilities to other partners in those partnerships which it will need to consider when making decisions that affect those properties owned by such Joint Ventures. As a result, potential conflicts and other problems, certain of which are summarized below, could arise as a consequence of these ownership arrangements.



    The Outside Partner has offered its interest Topanga Plaza for sale to third parties. The Company has a right to first refusal to acquire the property and intends to exercise its right.



    The sale or transfer of interests in some of the Joint Ventures is subject to buy-sell provisions or rights of first refusal or first offer. A right of first refusal generally requires a partner desiring to sell its interests to a third party to offer the interest first to the other partner on the same terms and conditions offered by the third party. A right of first offer generally requires a partner that does not yet have a third-party offer (but that desires to sell its interest) to first offer the partnership interest to the other partner for a specified price. If the other partner declines to purchase, the offering partner may then attempt to sell its interest to a third party on terms not materially less favorable to the offering partner than those offered to its partner. A buy-sell provision generally allows either partner to initiate a process that will result in one of the partners purchasing the other partner's interest. The initiating partner specifies the price at which it would be willing to sell its interest or purchase its partner's interest, and the other partner elects whether to sell or buy at the specified price. These provisions and rights may work to the advantage or disadvantage of the Company because, among other things, they may provide an opportunity to acquire the interests of the Outside Partners on advantageous terms or require the Company to make decisions as to the purchase or sale of interests in a Joint Venture at a time when the Company may not desire to sell but may be forced to do so because it does not have the cash to purchase the other party's interest.



    In addition, the consent of each Outside Partner could be required with respect to certain major transactions, such as refinancing, encumbering, expanding or selling a Property and with respect to a Joint Venture's distribution policies. The interest of the Outside Partners and those of the Company are not necessarily aligned in connection with the resolution of such issues. Accordingly, the Company may not be able to resolve any such issue favorably, or the Company may have to provide financial or other inducement to the Outside Partner to obtain such a resolution. These limitations may result in decisions by third parties with respect to such Properties that do not fully reflect the interests of the Company at such time, including decisions relating to the requirements with which the Company must comply in order to maintain its status as a REIT for tax purposes. The Company is contractually restricted from selling certain of these Properties without the consent of unrelated parties. These limitations on sale may adversely affect the Company's ability to sell these Properties at the most advantageous time for the Company.



BANKRUPTCY OF OUTSIDE PARTNERS



    The bankruptcy of an Outside Partner could adversely affect the operation of any Property in which the Outside Partner held an interest. Under the Bankruptcy Code, any action by the debtor that is not in the ordinary course of its business requires bankruptcy court approval, which in turn generally requires prior notice to the debtor's creditors and a hearing in court. Thus, any action that requires approval of an Outside Partner in bankruptcy and is arguably not an "ordinary course" matter may be subject to delay and uncertainty while the Outside Partner seeks bankruptcy court approval. There can be no assurance that such approval would be obtained, particularly in cases in which the interests of the Outside Partner and the Company may conflict, or where additional funding from the Outside Partner is required. If a Joint Venture has incurred recourse obligations, the discharge in bankruptcy of an Outside Partner might result in the ultimate liability of the Company for a greater portion of such obligations than it would otherwise bear. In addition, even if the Outside Partner (or its estate) was not completely relieved of liability for such obligations, the Company might be required to satisfy such obligations and then rely upon a claim against the Outside Partner's estate for reimbursement.



EFFECT OF UNINSURED LOSS ON PROFITABILITY



    The Company's subsidiaries, the Joint Ventures and the Company carry comprehensive liability, fire, extended coverage and rental loss insurance covering the Properties, with policy specifications and insured limits customarily carried for similar properties. There are, however, certain types of losses (such as from wars, floods and earthquake) that are generally either not insured, not insured at full replacement cost or insured subject to larger deductibles. Should an uninsured loss or a loss in excess of insured limits occur, some or all of the capital invested in the Property, as well as the anticipated future revenues from the Property, could be lost, while the Property owner remains obligated for any mortgage indebtedness or other financial obligations related to the Property. Any such loss could materially adversely affect the Company. Moreover, wherever the Company is a general partner of the Joint Venture, the Company will generally be liable for any unsatisfied obligations of such Joint Ventures other than nonrecourse obligations. The Company believes that the Properties are adequately insured in accordance with industry standards. Many of the Properties are located in areas where the risk of earthquakes is greater than in other parts of the country, including nine Centers in California, and a total of up to 20 properties after the closing of the Hahn Portfolio transaction. The Company currently carries earthquake insurance on all Centers managed by Westfield Holdings. Such policies are subject to a deductible on each building within such Centers equal to 5% of the insured value of each such building and are further subject to a combined annual aggregate loss limit of $120 million on the Centers.



POSSIBLE ENVIRONMENTAL LIABILITIES



    Under various Federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of releases, including removal or remediation, of hazardous or toxic materials on, under, in, or from such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence or release of such hazardous or toxic materials. The presence of hazardous or toxic materials, or the failure to remediate such property properly, may adversely affect the owner's ability to sell such property or to borrow using such property as collateral, and may cause the property owner to incur substantial cleanup costs. Persons who arrange for the disposal or treatment of hazardous or toxic materials may also be liable for the costs of removal or remediation at the disposal or treatment facility to which such materials were sent. Certain other laws regulate the management of, and may impose liability for, personal injuries associated with exposure to asbestos-containing materials or other regulated materials. In addition, if any of the Centers undergoes renovation or demolition in the future, the Company may incur substantial costs for the removal and disposal of such materials.



    In connection with its ownership and operation of its currently and formerly-owned properties, the Company and the Joint Ventures may be potentially liable for removal or remediation costs, as well as certain other costs, including governmental fines and costs related to injuries to persons and property, resulting from environmental conditions at such properties. An independent consultant has reviewed certain existing environmental reports, including "Phase I" site assessments (which generally include a visual site inspection, interviews and a records review) of certain of the Centers, to identify environmental conditions at the Centers and certain formerly-owned properties. A majority of the reports were prepared for parties other than the Company. The Company has from time to time commissioned additional or follow-up investigations by various outside consultants. There can be no assurance, however, that circumstances have not changed since any investigations were completed, that they reveal all potential environmental liabilities and obligations or are accurate, or that prior owners or operators of the properties have not created a potential environmental liability unknown to the Company. On the basis of the foregoing investigations and the Company's knowledge of the operation of the Properties, the Company believes that many of the Centers and properties formerly owned by the Company contain or historically contained petroleum storage tanks and included automobile service operations, and that such operations have, or may have, resulted in soil or groundwater contamination. Further, the Company is aware of asbestos containing materials in each of the Centers and in at least some of the formerly owned properties.



    In connection with its acquisition of the Hahn Portfolio, the Company received environmental reports prepared by independent consultants. All of such environmental reports were prepared in 1998.



    Although there can be no assurances, the Company does not believe that environmental conditions at any of the Properties or the Hahn Portfolio will have a material adverse effect on the Company's business, financial condition or results of operations. There can be no assurance that environmental laws and regulations will not become more stringent in the future or that the environmental conditions on or near the Properties, presently known or unknown, will not have a material adverse effect on individual Properties or the Company in the future.



POSSIBLE ADVERSE EFFECTS ON STOCK PRICES ARISING FROM SHARES AVAILABLE FOR
  FUTURE SALE



    As of May 13, 1998 the Company had 73,336,465 shares of Common Stock outstanding. In addition, WAT holds (i) a warrant entitling it to purchase 6,246,096 shares of Common Stock, in whole or in part, at any time and from time to time prior to July 1, 2016, at an exercise price of $16.01 per share, subject to adjustment in certain events and (ii) a warrant entitling it to purchase 2,089,552 shares of Common Stock, in whole or in part, at any time and from time to time prior to May 21, 2017, at $15.00 per share, subject to adjustment in certain events, (collectively the "WAT Warrants").



    In addition on May 29, 1998, the Company entered into the 1998 Subscription Agreement with WAT relating to WAT's purchase of $300.0 million of Common Stock. See "The Company--Recent Developments."



    All of the Securities will be freely tradeable by persons other than "affiliates" of the Company without restriction under the Securities Act, subject to the limitations on ownership set forth in the Articles. There are shares of outstanding Common Stock currently held by WAT, Westfield Holdings and certain other existing shareholders, as well as shares issuable upon exercise of the WAT Warrants, which are "restricted" securities within the meaning of Rule 144 promulgated under the Securities Act and may not be sold in the absence of registration under the Securities Act or unless an exemption from the registration is available, including exemptions contained in Rule 144. Certain of those shares are eligible for sale in the public market subject to compliance with the volume limitations under Rule 144. On May 21, 2000 Westfield Holdings will have certain demand rights to register sales of the 10,930,672 shares of Common Stock held by Westfield Holdings prior to consummation of the Company's initial public offering; Westfield Holdings may not sell those shares prior to May 21, 2000 without prior written consent. Westfield Holdings also has certain currently exercisable demand rights to register sales of any other shares of Common Stock.



    No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or other securities, the availability of shares of Common Stock for future sale, or future issuances of shares including upon the exercise of the WAT Warrants will have on the market price of the Securities prevailing from time to time. Sales of substantial numbers of shares of Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price for the Securities. If such sales reduce the market price of the Common Stock, the Company's ability to raise additional capital in the equity markets could be adversely affected. The existence of the WAT Warrants and the registration rights referred to above also may adversely affect the terms upon which the Company can obtain additional equity in the future.



CHANGES IN POLICY WITHOUT SHAREHOLDER APPROVAL



    The major policies of the Company, including its policies with respect to acquisitions, financing, growth, investments, debt capitalization, distributions and operating policies, will be determined by the Board of Directors. The Board of Directors may amend or rescind these and other policies from time to time without a vote of the shareholders of the Company. Accordingly, shareholders will have no control over changes in policies of the Company, and changes in the Company's policies may not fully serve the interests of all shareholders.


                                USE OF PROCEEDS


    The Company intends to use the net proceeds of the sale of the Securities for general corporate purposes, including, without limitation, working capital, capital expenditures, investments or loans to the Operating Partnership, possible future business acquisitions, the satisfaction of other obligations or for such other purposes as may be specified in the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, the Operating Partnership intends to use such net proceeds for general partnership purposes, including, without limitation, working capital, capital expenditures, investments in or loans to subsidiaries, the repayment or refinancing of debt, possible future business acquisitions or the satisfaction of other obligations.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES

    The following table sets forth the Company's ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

                                        FOR THE THREE                                                   PERIOD FEBRUARY
                                         MONTHS ENDED                         YEAR ENDED                   12, 1994
                               --------------------------------              DECEMBER 31,                   THROUGH
                                   MARCH 31,        MARCH 31,    -------------------------------------   DECEMBER 31,
                                     1998             1997         1997          1996          1995          1994
                               -----------------  -------------  ---------  ---------------  ---------  ---------------
Ratio of Earnings to Fixed
  Charges....................           1.73             1.82         1.92          1.77          2.25          2.89
Ratio of Earnings to Combined
  Fixed Charges..............           1.53             1.59         1.61          1.60          2.25          2.89


                                 YEAR ENDED
                                DECEMBER 31,
                                    1993
                               ---------------
Ratio of Earnings to Fixed
  Charges....................          3.47
Ratio of Earnings to Combined
  Fixed Charges..............          3.47


    For purposes of calculating the ratios of earnings to fixed charges and combined fixed charges, earnings consist of income before minority interest, income taxes, fixed charges (excluding capitalized interest and preferred stock dividends) and includes distributed operating income from unconsolidated real estate partnerships instead of income from unconsolidated real estate partnerships. Fixed charges consist of interest expense, whether expensed or capitalized, and amortization of debt expense. Combined fixed charges, consists of fixed charges and dividends on preferred stock.

                          DESCRIPTION OF CAPITAL STOCK


    The following summaries of certain provisions of the Articles and the Company's Second Amended and Restated By-Laws (the "By-Laws") do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the Articles, By-Laws, provisions of the General Business and Corporation Law of Missouri ("GBCL") and the certificate of designation which will be filed with the Commission in connection with any offering of Preferred Stock.


AUTHORIZED AND OUTSTANDING CAPITAL STOCK


    As of May 13, 1998 the authorized capital stock of the Company consisted of
(i) two hundred (200) shares of non-voting senior preferred stock, par value $1.00 per share (the "Senior Preferred Shares"), of which two (2) shares were currently outstanding, (ii) five million (5,000,000) shares of preferred stock, par value $1.00 per share (the "Preferred Stock"), of which nine hundred forty thousand (940,000) shares were designated Series A cumulative redeemable preferred stock (the "Series A Preferred Shares"), and of which nine hundred forty thousand (940,000) were currently outstanding, and of which 400,000 shares are designated Series B preferred stock (the "Series B Preferred Shares") and of which 270,000 were outstanding, (iii) 200,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), of which 73,336,465 were currently outstanding, and (iv) 205,000,000 shares of excess stock, par value $.01 per share, of which none were currently outstanding (the "Excess Shares"). Excess Shares, if any, that are exchanged pursuant to the Articles (i) for Common Stock, are sometimes referred to herein as "Excess Common Shares" and, together with the Common Stock, the "Common Shares" and (ii) for Preferred Stock, are sometimes referred to herein as "Excess Preferred Shares" and together with the Preferred Stock, as "Preferred Shares." See "--Outstanding Warrants."



SENIOR PREFERRED SHARES



    The holders of Senior Preferred Shares are entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available therefor, cash dividends at the annual rate of $35.0 per share, and no more, payable quarterly. No dividend will be paid on any Preferred Shares or Common Shares unless the full dividend has been paid on Senior Preferred Shares. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of Senior Preferred Shares are entitled, before any distribution or payment is made to the holders of any Preferred Stock or Common Shares, to be paid in full an amount equal to $550.0 per share, together with the full dividend thereon for the then current quarterly-yearly dividend period. The Company, at the option of the Board of Directors, may redeem in whole, but not in part, the Senior Preferred Shares at the time outstanding at any time from and after February 20, 1999, upon notice, at a redemption price for each Senior Preferred Share equal to $550.0, together with the full dividend thereon for the then current quarterly-yearly dividend period. Except as required by applicable law, the holders of Senior Preferred Shares have no voting rights in the Company.


PREFERRED SHARES

    Preferred Shares may be issued, from time to time, in one or more series as authorized by the Board of Directors. Prior to issuance of a series, the Board of Directors by resolution shall designate that series to distinguish it from other series and classes of stock of the Company, shall specify the number of shares to be included in the series, and shall fix the terms, rights, restrictions and qualifications of the shares of the series, including any preferences, voting powers, dividend rights and redemption, sinking fund and conversion rights. Subject to the express terms of any other series of Preferred Shares outstanding at the time, the Board of Directors may increase or decrease the number of shares or alter the designation or classify or reclassify any unissued shares of a particular series of Preferred Shares by fixing or altering in any one or more respects from time to time before issuing the shares any terms, rights, restrictions and qualifications of the shares.

    SERIES A PREFERRED SHARES


    The holders of Series A Preferred Shares are entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available therefor, per share cumulative cash dividends equal to the greater of (i) $8.50 per annum and (ii) an amount currently equal to 6.2461 times the dollar amount declared on Common Shares for such period, subject to certain adjustments. Holders of Series A Preferred Shares are entitled to dividends before dividends can be distributed to holders of Common Shares. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of Series A Preferred Shares are entitled, before any distribution or payment is made to the holders of any Common Shares, to be paid in full an amount per share equal to $100.00, together with all accrued and unpaid dividends through the end date of the calendar quarter most recently completed prior to the date of liquidation, dissolution or winding up of the affairs of the Company plus $2.125 times a fraction equal to the actual number of days elapsed from the end date of the calendar quarter most recently completed to the relevant liquidation date over 90 days. From and after July 1, 2003, the Company, at the option of the Board of Directors, with approval of a majority of the Independent Directors, may redeem in whole, or in part, the outstanding Series A Preferred Shares at a redemption price of $100.00 per share, together with all accrued and unpaid dividends through the end date of the calendar quarter most recently completed prior to the redemption date plus $2.125 times a fraction equal to the actual number of days elapsed from the end date of the calendar quarter most recently completed to the relevant redemption date over 90 days, plus a right to receive on the payment date for the next quarterly dividend declared on the Common Shares an amount equal to the proportionate additional amount, if any, of dividends the holder of such Series A Preferred Share would have been entitled to receive had such share been held on the record date for such Common Shares dividend.


    The holders of Series A Preferred Shares have no voting rights in the Company except: (i) in the event that the Board of Directors does not declare a dividend payable to holders of Series A Preferred Shares or any series of Preferred Stock authorized with the consent of the holders of Series A Preferred Shares ranking PARI PASSU with the Series A Preferred Shares ("Ranking Preferred Shares") for four quarterly dividend periods, the number of directors constituting the Board of Directors shall, without further action, be increased by one and the holders of a majority of the Series A Preferred Shares together with all series of Ranking Preferred Shares shall have the exclusive right to elect one director to fill such newly created directorship until such time as all such dividends in arrears are made current and paid in full, at which time the director so elected shall cease to be a director, and the number of directors constituting the Board of Directors shall be reduced by one, (ii) a majority vote of the holders of Series A Preferred Shares voting together as a class is required to approve any amendment to the Articles that materially and adversely affects their rights, PROVIDED, that (x) except where a unanimous vote is required under clause (y) below, where the amendment adversely affects the rights of any series of Ranking Preferred Shares, then such amendment shall be approved by the vote of the Series A Preferred Shares and the Ranking Preferred Shares affected thereby voting together as a class and (y) the unanimous approval of the holders of Series A Preferred Shares is required for any amendment to the Articles that would decrease the rate or change the time of payment of any dividend or distribution on the Series A Preferred Shares, decrease the amount payable upon redemption of the Series A Preferred Shares or upon liquidation of the Company, advance the date on which the Series A Preferred Shares may be redeemed by the Company or amend the number of shares of Series A Preferred Shares required to effect amendments to the Articles, (iii) the affirmative vote of the holders of a majority of the Series A Preferred Shares and any series of Ranking Preferred Shares affected thereby voting together as a class is required to approve any merger or consolidation of the Company and another entity in which the Company is not the surviving corporation and each holder of the Series A Preferred Shares and such Ranking Preferred Shares do not receive shares of the surviving corporation with substantially similar rights, preferences and powers in the surviving corporation as such Ranking Preferred Shares have with respect to the Company, (iv) the affirmative vote of the holders of a majority of the Series A Preferred Shares and the Ranking Preferred Shares voting together as a class is required to approve any voluntary action by the Board of Directors intended to cause the Company to cease to have the status as a REIT and (v) as otherwise required by applicable law.

    SERIES B PREFERRED SHARES

    The holders of Series B Preferred Shares have the same rights as the holders of Series A Preferred Shares and the terms of the Series B Preferred Shares are substantially the same as those of the Series A Preferred Shares, except that the amount of cumulative cash distributions is equal to the greater of (i) $8.50 per annum and (ii) an amount equal to the product of (x) 6.67 and (y) the dollar amount declared on the Common Shares for the applicable period, subject to certain adjustments.

    OTHER SERIES OF PREFERRED STOCK

    The particular terms of any series of Preferred Stock offered hereby will be set forth in the Prospectus Supplement relating thereto. The rights, preferences, privileges and restrictions, including dividend rights, voting rights, terms of redemption, retirement and sinking fund provisions and liquidation preferences, if any, of the Preferred Stock of each series, along with any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT, will be fixed or designated pursuant to a certificate of designation adopted by the Board of Directors or a duly authorized committee thereof. The terms, if any, on which shares of any series of Preferred Stock are convertible or exchangeable into Common Stock will also be set forth in the Prospectus Supplement relating thereto. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of the Company, in which case the number of shares of Common Stock to be received by the holders of Preferred Stock would be calculated as of a time and in the manner stated in the applicable Prospectus Supplement. The description of the terms of a particular series of Preferred Stock that will be set forth in the applicable Prospectus Supplement does not purport to be complete and is qualified in its entirety by reference to the certificate of designation relating to such series.

DEPOSITARY SHARES

    GENERAL

    The Company may, at its option, elect to offer receipts for fractional interests ("Depositary Shares") in Preferred Stock, rather than full shares of Preferred Stock. In such event, receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock, will be issued as described below. The Company has no outstanding Depositary Shares.

    The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Company and a depositary to be named by the Company in a Prospectus Supplement (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption, subscription and liquidation rights). The following summary of certain provisions of the Deposit Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Deposit Agreement, including the definitions therein of certain terms. Whenever particular sections of the Deposit Agreement are referred to, it is intended that such sections shall be incorporated herein by reference. Copies of the forms of Deposit Agreement and Depositary Receipt are filed as exhibits to the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits.

    DIVIDENDS AND OTHER DISTRIBUTIONS

    The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders.

    In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares in an equitable manner, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may sell such property and distribute the net proceeds from such sale to such holders. The amount distributed in any of the foregoing cases may be reduced by any amounts required to be withheld by the Company or the Depositary on account of taxes.

    No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Stock converted into Excess Shares.

    WITHDRAWAL OF PREFERRED STOCK

    Upon surrender of Depositary Receipts at a designated office of the Depositary, the owner of the Depositary Shares evidenced thereby will be entitled to delivery at such office of certificates evidencing Preferred Stock (but only in whole shares of Preferred Stock) represented by such Depositary Shares. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

    REDEMPTION OF DEPOSITARY SHARES

    If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot, pro rata or by any other equitable method as may be determined by the Depositary.

    From and after the date fixed for redemption, all dividends in respect of the shares of a class or series of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Depositary.

    VOTING THE PREFERRED STOCK

    Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the holder of Depositary Shares representing such Preferred Stock.

LIQUIDATION PREFERENCE

    In the event of the liquidation, dissolution or winding up of the Company whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Share evidenced by such Depositary Receipt as set forth in the applicable Prospectus Supplement.

CONVERSION

    The Depositary Shares, as such, will not be convertible into Common Stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Depositary with written instructions to the Depositary to instruct the Company to cause conversion of a class or series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of a class or series of Preferred Stock (including shares in excess of the Ownership Limit) of the Company or other shares of stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a Depositary Receipt or Receipts will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

    The form of Depositary Receipt evidencing Depositary Shares which represent the Preferred Stock and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least a majority of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related class or series of Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

    The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series or class of Preferred Stock subject to such Deposit Agreement consents to such termination, whereupon the Depositary will deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of each Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by Depositary with respect to such Depositary Receipts. The Company has agreed that if the Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list each class or series of Preferred Stock issued upon surrender of the related Depositary Shares. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed, (ii) there shall have been a final distribution in respect of each class or series of Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distribution to the holders of the Depositary Receipts evidencing the Depositary Shares representing such class or series of Preferred Stock or (iii) each share of the related Preferred Stock shall have been converted into stock of the Company not so represented by Depositary Shares.

    RESIGNATION AND REMOVAL OF DEPOSITARY

    The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointments. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

    CHARGES OF DEPOSITARY

    The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and issuance of Depositary Receipts, all withdrawals of shares of Preferred Stock by owners of the Depositary Shares and any redemption of the Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges as they are expressly provided in the Deposit Agreement to be for their accounts.

    MISCELLANEOUS

    The Depositary will forward all reports and communications from the Company which are delivered to the Depositary and which the Company is required or otherwise determines to furnish to the holders of the Preferred Stock.

    Neither the Depositary nor the Company will be liable under the Deposit Agreement to holders of Depositary Receipts other than for its gross negligence, willful misconduct or bad faith. Neither the Company nor the Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and the Depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

    In the event a Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

COMMON STOCK

    DISTRIBUTION RIGHTS

    The holders of Common Shares are entitled to receive such distributions as may be declared by the Board of Directors out of funds legally available therefor. In order to qualify as a REIT, the Company is required to distribute at least 95% of its taxable income. Under the Articles, holders of the Senior Preferred Shares and Preferred Shares have a preference with respect to dividends relative to the holders of Common Shares. The Company expects that regular quarterly distributions of the Company will be declared for the three-month periods ending March 31, June 30, September 30 and December 31 each year. All distributions are at the discretion of the Board of Directors and depend on the actual Funds from Operations, the Company's financial condition, the annual distribution requirements under the REIT Requirements and such other factors as the Board of Directors deems relevant and are subject to the prior payment of preferred stock dividends.

    LIQUIDATION RIGHTS

    In the event of liquidation, dissolution, winding up of, or any distribution of the assets of the Company, each holder of Common Shares is entitled to receive ratably with each holder of Common Shares, in that portion of the assets of the Company available for distribution to holders of Common Shares as the number of Common Shares held by such holder bears to the total number of Common Shares then outstanding.

    VOTING RIGHTS

    At all meetings of the shareholders of the Company, each holder of Common Stock is entitled to one vote for each share of Common Stock entitled to vote at such meeting. The affirmative vote of a majority of the holders of Common Stock voting together as a class is required to approve: (1) an election to change the Company's status as a REIT and (2) other matters as required by applicable law. With respect to Excess Common Shares, the Trustee of any Excess Common Shares is entitled to vote such shares.

    ELECTION AND REMOVAL OF DIRECTORS

    The Board of Directors is divided into three classes with the terms of office of directors of each class ending in different years. The Class I, II and III directors are to serve until the Annual Meeting of Shareholders in 2001, 1999 and 2000, respectively, or until their successors are elected. Following the initial terms, the directors will serve three-year terms, or until their successors are elected.

    Directors are elected by a plurality of the Common Shares entitled to vote on the election of directors represented in person or by proxy at a meeting at which a quorum is present, subject to any rights of holders of the Preferred Stock to elect directors. There are no cumulative voting rights. Directors may be removed from office only for cause and with the vote of 66 2/3% of the outstanding Common Shares then entitled to vote for the election of directors.

    PREEMPTIVE RIGHTS

    No holder of Common Shares is entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

    REDEMPTION RIGHTS

    No holder of Common Shares is entitled to redemption rights.

    SHAREHOLDER LIABILITY

    Under Missouri corporate law, no shareholder of the Company is personally liable for any obligation of the Company solely as a result of its status as a shareholder.

OUTSTANDING WARRANTS


    The Company currently has two outstanding warrants. In 1996, the Company issued to WAT a warrant entitling it to purchase at any time and from time to time in whole or in part, 6,246,096 shares of Common Stock at an exercise price of $16.01 per share, subject to adjustment in certain events. This warrant expires in July 2016. In May 1997, the Company issued to WAT a warrant entitling it to purchase at any time and from time to time, in whole or in part, 2,089,552 shares of Common Stock at an exercise price of $15.00 per share, subject to adjustment in certain events. This warrant expires in May 2017.



1998 SUBSCRIPTION AGREEMENT



    On May 29, 1998, the Company entered into the 1998 Subscription Agreement with WAT relating to WAT's purchase of approximately $300.0 million of Common Stock. See "The Company--Recent Developments".


RESTRICTIONS ON OWNERSHIP AND TRANSFER

    In order for the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by or for five or fewer individuals, including certain entities (as set forth in the Code and referred to herein as "Individuals") during the last half of a taxable year, and the shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Because the Board of Directors believes that it is essential for the Company to continue to qualify as a REIT, the Board of Directors has adopted, and the shareholders have approved, provisions of the Articles restricting the acquisition and ownership, directly and indirectly, of shares of the Company's capital stock.

    The Company's Articles provide, subject to certain exceptions specified therein, that no Individual may own, or be deemed to own by virtue of various attribution and constructive ownership provisions of the Code, more than 5.5% (except for Frank P. Lowy and the members of his family who are prohibited from owning, directly or indirectly, more than 26.0%) of the outstanding shares of capital stock of the Company, as measured by value (the "Ownership Limit"). The Articles authorize the Board of Directors to increase the Ownership Limit on a case-by-case basis if evidence satisfactory to the Board of Directors, based upon the advice of the Company's tax counsel or other evidence or undertakings acceptable to it, is presented that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such increase, the Board of Directors in its discretion may require opinions of counsel satisfactory to it, and/or undertakings from the applicant with respect to preserving the REIT status of the Company. The restrictions on ownership will not apply if the holders of the Company's capital stock determine that it is no longer in the best interest of the Company to attempt to qualify, or to continue to qualify, as a REIT by resolution duly adopted by a majority of the holders of each of the Common Stock and the Preferred Stock.

    If shares of capital stock in violation of the Ownership Limit or shares of capital stock which would cause the Company to be beneficially owned by less than 100 persons, or which would result in it being "closely held" within the meaning of Section 856(h) of the Code, or which would otherwise result in the Company failing to qualify as a REIT, are issued or transferred to any person or Individual, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the capital stock. If, notwithstanding the preceding sentence, shares of capital stock are transferred in violation of the rules set forth therein or the Ownership Limit, such shares will automatically be converted into Excess Shares and transferred to one or more trusts for the benefit of a designated charitable organization, and if required by the Articles, such other charitable organizations as may be designated from time to time by the Board of Directors (each a "Charitable Trust"). In addition, if any other event occurs which would result in any person or Individual directly or indirectly holding shares of capital stock in violation of the Ownership Limit, then shares of capital stock directly or indirectly held by such person or Individual will be transferred to a Charitable Trust to the extent of such excess. Shares transferred to a Charitable Trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. Dividends made after violation of the Ownership Limit but prior to discovery of such violation shall be returned to the Company and thereafter turned over to the trustee of the Charitable Trust. The trustee of such trust shall transfer such shares to a person whose ownership of such shares does not violate the Ownership Limit or other applicable limitations. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, the Excess Shares will automatically be converted into shares of capital stock of the same type and class as the shares from which they were converted, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if originally transferred to such person without having given value for such shares) and (b) the price received by the trustee. Any remaining proceeds will be paid to the charitable beneficiary. In addition, the Company may, for a 90-day period, designate the person to whom the trustee will sell the capital stock held in the Charitable Trust. The 90-day period commences on the date of the transfer in violation of the foregoing provisions that gave rise to the issuance of Excess Shares, or the date that the Company first becomes aware of such transfer, whichever is later.

    All certificates representing shares of Common Stock bear a legend referring to the restrictions described above, as follows:

        The Common Shares represented by this certificate are subject to restrictions on ownership and transfer for the purpose of the Corporation's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended. No Individual may Beneficially Own Shares in excess of the then applicable Ownership Limit, which may decrease or increase from time to time, unless such Individual is an Existing Holder. In general, any Individual who attempts to Beneficially Own Shares in excess of the Ownership Limit must immediately notify the Corporation. All capitalized terms used in this legend have the meanings set forth in the Articles of Incorporation, a copy of which, including the restrictions on ownership and transfer, will be sent without charge to each shareholder who so requests. If the restrictions on ownership and transfer are violated, the Common Shares represented hereby may be automatically exchanged for Excess Shares and deemed transferred to a Special Trust as provided in the Articles of Incorporation.

    Each shareholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

    The ownership limitations may have the effect of precluding acquisition of control of the Company by a third party so long as the Board of Directors and the shareholders determine that maintenance of REIT status is in the best interests of the Company.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

LISTING


    The Company's Common Stock is listed on the NYSE under the symbol "WEA."

                            DESCRIPTION OF WARRANTS

    The Company may issue warrants (the "Warrants"), including Warrants to purchase Preferred Stock or Common Stock. Warrants may be issued independently or together with any such securities of the Company and may be attached to or separate from such securities of the Company. The Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into between the Company and a warrant agent (the "Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to Warrants being offered pursuant thereto. The description of the terms of the Warrants that are set forth below and that will be set forth in the applicable Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the Warrant Agreement and warrant certificate relating to such Warrants.

    The applicable Prospectus Supplement will describe the following terms of any such other Warrants in respect of which this Prospectus is being delivered:
(i) the title of such Warrants; (ii) the securities (which may include Preferred Stock or Common Stock) for which such Warrants are exercisable; (iii) the price or prices at which such Warrants will be issued; (iv) if applicable, the designation and terms of the Preferred Stock or Common Stock with which such Warrants are issued, and the number of such Warrants issued with each such share of Preferred Stock or Common Stock; (v) if applicable, the date on and after which such Warrants and the related Preferred Stock or Common Stock will be separately transferable; (vi) if applicable, a discussion of material United States Federal income tax considerations; and (vii) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants. The applicable Prospectus Supplement will also set forth (a) the amount of securities called for by such Warrants, and if applicable, the amount of Warrants outstanding, and (b) information relating to provisions, if any, for a change in the exercise price or the expiration date of such Warrants and the kind, frequency and timing of any notice to be given. Prior to the exercise of their Warrants for shares of Preferred Stock or Common Stock, holders of such Warrants will not have any rights of holders of the Preferred Stock or Common Stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the Preferred Stock or Common Stock purchasable upon such exercise.

EXERCISE OF WARRANTS

    Each Warrant will entitle the holder thereof to purchase for cash or other consideration such principal amount or such number of securities of the Company at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Warrants offered thereby. Warrants may be exercised as set forth in the Prospectus Supplement relating to the Warrants offered thereby at any time up to the close of business on the expiration date set forth in such Prospectus Supplement. After the close of business on the expiration date (or such later expiration date as may be extended by the Company), unexercised Warrants will become void.

    Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the Warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining Warrants.

                      CERTAIN PROVISIONS OF THE COMPANY'S
           ARTICLES OF INCORPORATION AND BY-LAWS AND OF MISSOURI LAW

    Certain provisions of the Articles and By-Laws and the GBCL, as well as the substantial influence of the Westfield America Trust and Westfield Holdings, both principal shareholders of the Company, may delay or make more difficult unsolicited acquisitions or changes in control of the Company. It is believed that such provisions will enable the Company to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by its Board of Directors to be in the best interests of the Company and its shareholders. Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of the Company, although such proposals, if made, might be considered desirable by the holders of the Securities. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current management of the Company without the concurrence of the Board of Directors. These provisions include, among others, (i) the Ownership Limit, (ii) the availability of capital stock for issuance from time to time at the discretion of the Board of Directors, (iii) a classified board of directors, (iv) the inability of the shareholders to take action by written consent, (v) prohibitions against shareholders calling a special meeting of shareholders, (vi) requirements for advance notice for raising business or making nominations at shareholders' meetings, and (vii) additional requirements for certain business combination transactions. The descriptions set forth herein of such provisions do not purport to be complete and are qualified in their entirety by reference to the Articles and By-Laws which have been filed as exhibits to the Registration Statement of which this Prospectus is a part, and to the provisions of the GBCL.

OWNERSHIP LIMIT

    The Articles contain the Ownership Limit which may discourage a change in control of the Company, and may also deter tender offers for Common Stock that might otherwise be advantageous to holders of the Common Stock. The Ownership Limit may limit the opportunities of holders to receive a premium for their Common Stock that might otherwise exist if an investor were attempting to assemble a block of shares or otherwise effect a change in control of the Company.

ADDITIONAL CLASSES AND SERIES OF PREFERRED STOCK

    The Board of Directors is authorized to issue additional authorized but unissued shares of Common Stock and to establish one or more series of Preferred Stock and establish the number of shares to be included in the series and the terms of such series, including any preferences, voting powers, dividend rights and redemption, sinking fund and conversion rights, and issue such Common Stock and Preferred Stock, without any further vote or action by the shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities are listed. The issuance of additional capital stock may have the effect of delaying, deferring or preventing a change in control of the Company. The issuance of additional series of Preferred Stock with voting or conversion rights may adversely affect the voting power of the holders of Common Stock. The ability of the Board of Directors to issue additional capital stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company.

SIZE OF BOARD, ELECTION OF DIRECTORS, CLASSIFIED BOARD, REMOVAL OF DIRECTORS AND
  FILLING VACANCIES

    The Articles and By-Laws provide that the Board of Directors be divided into three classes as nearly equal in number as possible, with directors having three-year terms of office that expire at different times in annual succession. The Articles provide that directors may not be removed from office prior to the expiration of their term without cause and the vote of 66 2/3% of the outstanding Common Shares. A classified board makes it more difficult for shareholders to change a majority of the directors.

    The By-Laws limit the total number of directors to 14 and provide that newly created directorships resulting from any increase in the authorized number of directors (or any vacancy) may be filled by a vote of a majority of directors then in office. Accordingly, the Board of Directors may be able to prevent any shareholder from obtaining majority representation on the Board of Directors by increasing the size of the board and filling the newly created directorships with its own nominees.

LIMITATIONS ON SHAREHOLDER ACTION BY WRITTEN CONSENT; ABILITY TO CALL SPECIAL
  MEETINGS


    As required by the GBCL, the Articles and the By-Laws provide that an action by written consent of shareholders in lieu of a meeting must be unanimous. The By-Laws provide that, unless otherwise prescribed by statute or the Articles, special meetings of the shareholders can be called only by the Chairman of the Board of Directors, any President of the Company or by resolution of the Board of Directors. Furthermore, as required by the GBCL, the By-laws provide that only such business as is specified in the notice of any such special meeting of shareholders may come before such meeting.


    These revisions may have an adverse effect on the ability of shareholders to influence the governance of the Company and the possibility of shareholders receiving a premium above market price for their securities from a potential acquiror who is unfriendly to management.

ADVANCE NOTICE FOR RAISING BUSINESS OR MAKING NOMINATIONS AT MEETINGS

    The By-Laws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of shareholders and for nominations by shareholders of candidates for election as directors at an annual or special meeting at which directors are to be elected. Only such business may be conducted at an annual meeting of shareholders as has been brought before the meeting by, or at the direction of, the Board of Directors, or by a shareholder who has given to the Secretary of the Company timely written notice, in proper form, of the shareholder's intention to bring that business before the meeting. The Chairman of such meeting will have the authority to make such determinations. Only persons who are nominated by, or at the direction of, the Board of Directors, or who are nominated by a shareholder who has given timely written notice, in proper form, to the Secretary of the Company prior to a meeting at which directors are to be elected will be eligible for election as directors of the Company.

    To be timely, notice of business to be brought before an annual meeting or nominations of candidates for election as directors at an annual meeting is required to be received by the Secretary of the Company not less than 60 nor more than 90 days in advance of the meeting (or, in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, not later than 10 days after the first public notice or disclosure of the date of such annual meeting).

    The notice of any nomination for election as a director is required to set forth the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated, the age and the principal occupation or employment of each nominee, the class and number of shares beneficially owned by such shareholder and by each nominee, such other information regarding each nominee proposed by such shareholder required to be included in a proxy statement filed pursuant to the proxy rules of the Commission, and the consent of each nominee to be named as a nominee who would serve as a director if so elected.

BUSINESS COMBINATION AND CONTROL SHARE ACQUISITION STATUTES AND RELATED
  PROVISIONS

    The Company is subject to the GBCL which contains certain provisions which may be deemed to have an anti-takeover effect. Such provisions include Missouri's Business Combination Statute and the control share acquisition statute.

    The Missouri Business Combination Statute prohibits certain transactions between corporations subject to the statute and certain shareholders of such corporations. In particular, the statute restricts certain "Business Combinations" between a corporation and an "Interested Shareholder" or affiliates of the Interested Shareholder unless certain conditions are met. A "Business Combination" includes a merger or consolidation, certain sales, leases, exchanges, pledges and similar dispositions of corporate assets or stock and certain reclassifications and recapitalizations. An "Interested Shareholder" includes any person or entity which beneficially owns or controls 20% or more of the outstanding voting shares of the corporation.

    During the five-year restricted period after a person or entity becomes an Interested Shareholder, no Business Combination may occur unless such Business Combination or the transaction in which the person or entity become an Interested Shareholder (the "Acquisition Transaction") was approved by the board of directors of the corporation on or before the date of the Acquisition Transaction. Business Combinations may occur after the five-year period following the Acquisition Transaction only if: (i) prior to the Acquisition Transaction, the board of directors approved the Acquisition Transaction or approved the Business Combination in question; (ii) the holders of a majority of the outstanding voting stock, other than stock owned by the Interested Shareholder, approve the Business Combination; or (iii) the Business Combination satisfies certain detailed fairness and procedural requirements.

    The statute applies only to Missouri corporations which have either their principal place of business or substantial assets in Missouri. In addition, the corporation must have at least 100 shareholders, and (i) more than 10% of the shareholders must be resident in Missouri, (ii) more than 10% of the outstanding shares must be owned by Missouri residents, or (iii) more than 10,000 shareholders must be residents in Missouri (certain shares, such as shares held by nominees, are disregarded in applying these tests).

    The GBCL exempts from the statute: (i) corporations not having a class of voting stock registered under Section 12 of the Exchange Act; (ii) corporations which adopt provisions in their articles of incorporation or by-laws expressly electing not to be covered by the statute; and (iii) certain circumstances in which a shareholder inadvertently becomes an Interested Shareholder. The Company's Articles and By-Laws do not contain an election to "opt out" of the Missouri Business Combination Statute.


    Because the Missouri Business Combination Statute may not apply to the Company, the Articles contain a similar provision which will provide that, during the five-year restricted period after a person or entity becomes an Interested Shareholder, no Business Combination may occur unless such Business Combination or the transaction in which the person or entity becomes an Interested Shareholder was approved by the Board of Directors on or before the date of the Acquisition Transaction or such person or entity was an Interested Shareholder on the date the provision was adopted by the shareholders of the Company. Business Combinations may occur after the five-year period following the Acquisition Transaction only if (i) prior to the Acquisition Transaction, the board of directors approved the Acquisition Transaction or approved the Business Combination in question; (ii) the holders of a majority of the outstanding voting stock, other than stock owned by the Interested Shareholder, approve the Business Combination; or (iii) the Business Combination satisfies certain detailed fairness and procedural requirements.


    This provision may make it more difficult for a 20% beneficial owner to effect transactions with the Company and may encourage persons interested in acquiring the Company to negotiate in advance with the Board of Directors prior to acquiring a 20% interest. It is possible that such a provision could make it more difficult to accomplish a transaction which shareholders may otherwise deem to be in their best interest.


    The GBCL also contains a "Control Share Acquisition Statute" which may, under some circumstances, limit the voting rights of certain shareholders. The statute provides that an "Acquiring Person" who after any acquisition of shares of certain publicly traded Missouri corporations has the voting power, when added in all shares of the corporation previously owned or controlled by the Acquiring Person, to exercise or direct the exercise of: (i) 20% but less than 33 1/3%, (ii) 33 1/3% or more but less than a majority or (iii) a majority, of the voting power of outstanding stock of such corporation, will lose the right to vote some or all of such shares unless the shareholder approval for the purchase of the "Control Shares" is obtained. To obtain such approval, certain disclosure requirements must be met and the retention or restoration of voting rights approved by both: (i) a majority of the outstanding voting stock, and
(ii) a majority of the outstanding voting stock after exclusion of "Interested Shares." Interested Shares are defined as shares owned by the Acquiring Person, by directors who are also employees, and by officers of the corporation. Shareholders are given dissenters' rights with respect to the vote on Control Share Acquisitions and may demand payment of the fair value of their shares.

    Certain acquisitions of shares are deemed not to constitute Control Share Acquisitions, including good faith gifts, transfers pursuant to wills, purchases pursuant to an issuance by the corporation, mergers involving the corporation which satisfy the other requirements of the GBCL, transactions with a person who owned a majority of the voting power of the corporation within the prior year or purchases from a person who has previously satisfied the provisions of the Control Share Acquisition Statute so long as the transaction does not result in the purchasing party having voting power after the purchase in a percentage range (such ranges are as set forth in the immediately preceding paragraph) beyond the range for which the selling party previously satisfied the provisions of the statute. The statute applies only to Missouri corporations which satisfy requirements as to their place of business or assets and the residence of the shareholders similar to those applicable to the Business Combination Statute, as described above. Additionally, a corporation may exempt itself from application of the statute by inserting a provision in its articles of incorporation or by-laws expressly electing not to be covered by the statute. The Company's Articles and By-Laws do not contain an election to "opt out" of the Control Share Acquisition Statute.

TERMINATION OF REIT STATUS

    The Articles permit the directors, with the approval of a majority of each of the holders of the Common Stock and the Preferred Stock (and with respect to the Excess Shares, the trustee of the Excess Common Shares and the Excess Preferred Shares), to terminate the status of the Company as a REIT under the Code at any time.

LIMITATION ON LIABILITY OF DIRECTORS; INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Articles limit the liability of directors of the Company, in their capacity as such, whether to the Company, its shareholders or otherwise, to the fullest extent permitted by Missouri law.

    The Articles also contain provisions indemnifying the Company's directors and officers to the maximum extent permitted by Missouri law. Section 355.1 of the GBCL provides that the Company may indemnify its directors, officers, employees and agents in any action, suit or proceeding other than an action by or in the right of the Company, against expenses (including attorneys' fees), judgments, fines and settlement amounts actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.
Section 355.2 of the GBCL provides that the Company may indemnify any such person in any action or suit by or in the right of the Company against expenses (including attorneys' fees) and settlement amounts actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that such person may not be indemnified in respect of any matter in which such person has been adjudged liable for negligence or misconduct in the performance of his duty to the Company, unless authorized by the court. Section 355.1 of the GBCL provides that the Company shall indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the action, suit or proceeding if such person has been successful in defending such action, suit or proceeding and if such action, suit or proceeding is one for which the Company may indemnify him under Section 355.1 or 355.2. Section 355.7 of the GBCL provides that the Company shall have the power to give any further indemnity to any such person, in addition to the indemnity otherwise authorized under Section 355, provided such further indemnity is either (i) authorized, directed or provided for in the Articles or any duly adopted amendment thereof or (ii) is authorized, directed or provided for in any By-Law or agreement of the Company which has been adopted by a vote of the shareholders of the Company, provided that no such indemnity shall indemnify any person from or on account of any conduct of such person which was finally adjudged to have been knowingly fraudulent or deliberately dishonest or to constitute willful misconduct.

                       FEDERAL INCOME TAX CONSIDERATIONS

    THE FOLLOWING SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSIDERATIONS REGARDING AN INVESTMENT IN THE SECURITIES IS BASED ON CURRENT LAW, IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. THIS DISCUSSION DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO PARTICULAR INVESTORS IN LIGHT OF THEIR PERSONAL INVESTMENT OR TAX CIRCUMSTANCES, OR, EXCEPT TO THE EXTENT DISCUSSED UNDER "--TAXATION OF TAX-EXEMPT SHAREHOLDERS" AND "--TAXATION OF FOREIGN SHAREHOLDERS," TO CERTAIN TYPES OF INVESTORS (INCLUDING INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, FINANCIAL INSTITUTIONS OR BROKER-DEALERS, FOREIGN CORPORATIONS AND PERSONS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES) THAT ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS NOR DOES IT GIVE A DETAILED DISCUSSION OF ANY STATE, LOCAL OR FOREIGN TAX CONSIDERATIONS.

    EACH PROSPECTIVE PURCHASER SHOULD CONSULT WITH ITS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF THE SECURITIES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

    GENERAL

    The REIT provisions of the Code are highly technical and complex. The following sets forth the material aspects of the provisions of the Code that govern the Federal income tax treatment of a REIT and its shareholders. This summary is based on, and qualified in its entirety by, current U.S. law, including the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change which may apply retroactively.

    OPINION OF COUNSEL


    The Company elected to be taxed as a REIT under the Code, commencing with its taxable year ending December 31, 1994, and the Company intends to continue to operate in a manner consistent with such election and all rules with which a REIT must comply. Skadden, Arps, Slate, Meagher & Flom LLP has issued its opinion that, commencing with the Company's taxable year ended December 31, 1994, the Company was organized in conformity with the requirements for qualification as a REIT, and its planned method of operation, and its actual method of operation from February 12, 1994, will enable it to meet the requirements for qualification and taxation as a REIT under the Code.



    The foregoing opinion is based and conditioned upon certain assumptions and representations made by the Company as of the date thereof regarding factual matters. The opinion is expressed as of the date thereof, and Skadden, Arps, Slate, Meagher & Flom LLP will have no obligation to advise holders of the Securities of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law. The Company's qualification as a REIT depends on the qualification of Westland Properties, Inc. ("WPI") during the period that WAT was not wholly owned by the Company. Moreover, such qualification and taxation as a REIT depends upon the Company having met and continuing to meet through, among other things, actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code as discussed below, the results of which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year have satisfied or will satisfy such requirements. See "--Failure to Qualify." An opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the Company's eligibility for taxation as a REIT.

    TAXATION OF THE COMPANY

    If the Company continues to qualify for taxation as a REIT, it generally will not be subject to Federal corporate income tax on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a corporation. However, the Company will be subject to Federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property, other than certain foreclosure property, held primarily for sale to customers in the ordinary course of business), such net income will be subject to a 100% tax. Fourth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (i) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test multiplied by (ii) a fraction intended to reflect the Company's profitability. Fifth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year (other than certain long-term capital gain net income which the Company elects to retain and pay tax on), and (iii) any undistributed taxable income from prior periods, the Company would be subjected to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Sixth, if during the ten-year period beginning on the first day of the first taxable year for which the Company qualified as a REIT (the "Recognition Period"), the Company recognizes gain on the disposition of any property (including any partnership interest) held by the Company or any partnership in which an interest was held as of the beginning of such Recognition Period, then, to the extent of the excess of (i) the fair market value of such property as of the beginning of such Recognition Period over (ii) the adjusted tax basis of the Company or the partnerships in such property as of the beginning of such Recognition Period (the "Built-in Gain"), such gain will be subject to tax at the highest corporate tax rate pursuant to IRS regulations that have not yet been promulgated. Seventh, if the Company acquires any asset from a C corporation (I.E., generally a corporation subject to full corporate level tax) in a transaction in which the adjusted tax basis of the asset in the hands of the Company is determined by reference to the adjusted tax basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the Recognition Period beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-in Gain, such gains will be subject to tax at the highest regular corporate tax rate pursuant to IRS regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-in Gain upon the acquisition of assets from a C corporation assume that the Company will make an election pursuant to IRS Notice 88-19 and that the availability or nature of such election is not modified as proposed in President Clinton's 1999 Federal Budget Proposal. In addition, the Company could also be subject to tax in certain situations and on certain transactions not presently contemplated.

    REQUIREMENTS FOR QUALIFICATION

    The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for the special Code provisions applicable to REITs; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons;
(vi) in which not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); (vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the IRS that must be met in order to elect and maintain REIT status; (viii) that uses a calendar year for Federal income tax purposes and complies with the record keeping requirements of the Code and Treasury Regulations promulgated thereunder; and
(ix) which meets certain other tests described below (including with respect to the nature of its income and assets). The Code provides that conditions (i) through (iv) must be met during the entire taxable year, that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months, and that condition
(vi) must be met during the last half of each taxable year. The Company believes that it satisfies all of the conditions set forth above. In order to comply with the share ownership tests described in conditions (v) and (vi) above, the Articles provide certain restrictions on the transfer of its capital stock to prevent concentration of stock ownership. These restrictions may not ensure that the Company will, in all cases, be able to satisfy the share ownership tests set forth above. If a REIT complies with all the requirements for ascertaining the ownership of its outstanding stock in a taxable year and does not know or have reason to know that it violated the share ownership tests set forth above, the REIT will be deemed to have complied with such tests for such taxable year.

    To monitor the Company's compliance with the share ownership requirements, the Company is required to maintain records regarding the actual ownership of its shares. To do so, the Company must demand written statements each year from the record holders of certain percentages of its stock in which the record holders are to disclose the actual owners of the shares (I.E., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand must be maintained as part of the Company's records. A shareholder who fails or refuses to comply with the demand must submit a statement with its U.S. Federal income tax return disclosing the actual ownership of the shares and certain other information.

    OWNERSHIP OF PARTNERSHIP INTERESTS

    In the case of a REIT that is a partner in a partnership, regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, the Company's proportionate share of the assets, liabilities and items of income of the partnership will be treated as assets, liabilities and items of income of the Company for purposes of applying the REIT requirements described herein. A summary of certain rules governing the Federal income taxation of partnerships and their partners is provided below in "--Tax Aspects of the Company's Investments in Partnerships."

    INCOME TESTS

    In order to maintain qualification as a REIT, the Company annually must satisfy two gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from "prohibited transactions," I.E., certain sales of property held primarily for sale to customers in the ordinary course of business) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and interest on obligations secured by mortgages on real property or on interest in real property, and dividends or other distributions on a gain from the sale of stock in other REITs) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from other dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Income earned on liability hedges against the Company's indebtedness, such as option, futures, and forward contracts will qualify for the 95% test (but not the 75% test). In certain cases, Treasury Regulations treat a variable rate and/or foreign currency debt instrument and a liability and/or currency hedge as a synthetic debt instrument for all purposes of the Code. If a hedge entered into by the Company is subject to these Treasury Regulations, income earned on the hedge will operate to reduce its interest expense, and, therefore such income will not affect the Company's compliance with either the 75% or 95% tests.

    Rents received by the Company from the tenants of real property directly, through partnerships in which it has a direct or indirect ownership interest (collectively, the "Partnerships"), or through its wholly-owned subsidiary corporations ("qualified REIT subsidiaries," as described below) will qualify as "rents from real property" in satisfying the gross income requirements described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Moreover, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from which the REIT derives no revenue. However, the Company (or its affiliates) are permitted to, and do directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, the Company (or its affiliates) may provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Because certain properties are managed by third parties, the ability to treat amounts from such property as "rents from real property" will be dependent on the actions of others and will not be within the control of the Company. In addition, the Company generally may not and will not charge rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of the tenant's gross receipts or sales). Finally, rents derived from tenants that are at least 10% owned, directly or constructively, by the Company do not qualify as "rents from real property" for purposes of the gross income requirements. While the Company regularly attempts to monitor such requirements, no assurance can be given that the Company will not realize income that does not qualify as "rents from real property," and that such amounts, when combined with other nonqualifying income, may exceed 5% of the Company's taxable income and thus disqualify the Company as a REIT.

    The Company has derived and continues to derive income from certain sources that are not described above and that generally do not constitute qualifying income for purposes of the gross income requirements. While no assurance can be given that the IRS would not successfully assert otherwise, the Company believes that the aggregate amount of such income in any taxable year will not exceed the limits on nonqualifying income under the gross income tests.

    If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving the Company, the Company will not qualify as a REIT. As discussed above, even where these relief provisions apply, a tax is imposed with respect to the excess of the actual amount of non-qualifying income over the amount permitted under the gross income tests.

    ASSET TESTS

    The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including its allocable share of real estate assets held by the Partnerships), stock in other REITs, stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company, cash, cash items and U.S. government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities.

    The Company's indirect interests in certain of the Partnerships and certain properties are held through wholly-owned corporate subsidiaries of the Company organized and operated as "qualified REIT subsidiaries" within the meaning of the Code. Qualified REIT subsidiaries are not treated as separate entities from their parent REIT for Federal income tax purposes. Instead, all assets, liabilities and items of income, deduction and credit of each qualified REIT subsidiary are treated as assets, liabilities and items of the Company. Each qualified REIT subsidiary therefore will not be subject to Federal corporate income taxation, although it may be subject to state or local taxation.

    In addition, the Company's ownership of stock of each qualified REIT subsidiary and its interest in the Partnerships do not violate either the 5% value restriction or the restriction against ownership of more than 10% of the voting securities of any issuer. Similarly, the ownership by the Company of any other REIT will not violate these restrictions.

    If the Company should fail to satisfy the asset test at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if
(i) it satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of the Company's assets and the asset test requirements arose from changes in the market value of its assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If the condition described in clause (ii) of the preceding sentence were not satisfied, the Company still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

    ANNUAL DISTRIBUTION REQUIREMENTS

    In order to qualify as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (i) the sum of (a) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid with or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at the capital gains or ordinary corporate tax rates, as the case may be. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year (other than certain long-term capital gains income which the Company elects to retain and pay tax on), and
(iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company believes that it has made, and intends to make, timely distributions sufficient to satisfy this annual distribution requirement.

    It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at the Company's REIT taxable income. In the event that such timing differences occur, in order to meet the 95% distribution requirement, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings (on terms that may not be favorable to the Company) or to pay dividends in the form of taxable distributions of property.

    Under certain circumstances, the Code permits the Company to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may avoid being taxed on amounts distributed as deficiency dividends. The Company would, however, be required to pay interest based on the amount of any deduction taken for deficiency dividends.

    ABSENCE OF EARNINGS AND PROFITS


    The Code provides that, in the case of a corporation such as the Company that was formerly a taxable C corporation and in the case of a corporation that is acquired by the Company, the Company may qualify as a REIT for a taxable year only if, as of the close of the such year, it has no "earnings and profits" accumulated in any non-REIT year. The Company and its former owners retained independent certified public accountants to determine the Company's earnings and profits as of February 11, 1994 (and December 31, 1994) for purposes of the distribution requirement. The determination by the independent certified public accountants that the Company had no non-REIT earnings and profits was based upon the Company's tax returns as filed with the IRS and other assumptions and qualifications set forth in the reports issued by such accountants. The Company also believes it has satisfied this requirement with respect to each corporation that has been acquired.



    Any adjustments to the Company's taxable income for taxable years ending on or before the effective date of its REIT election, including as a result of an examination of its returns by the IRS, could affect the calculation of its earnings and profits as of the appropriate measurement date. Furthermore, the determination of earnings and profits requires the resolution of certain technical tax issues with respect to which there is no authority directly on point and, consequently, the proper treatment of these issues for earnings and profits purposes is not free from doubt. There can be no assurance that the IRS will not examine the tax returns of the Company for prior years and propose adjustments to increase its taxable income. In this regard, the IRS can consider all taxable years of a corporation as open for review for purposes of determining the amount of such earnings and profits.


    FAILURE TO QUALIFY


    If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. In addition, a recent Federal budget proposal contains language which, if enacted in its present form, would result in the immediate taxation of all gain inherent in a C corporation's assets upon an election by the corporation to become a REIT, and thus would effectively preclude the Company from re-electing REIT status following a termination of its REIT qualification.

TAX ASPECTS OF THE COMPANY'S INVESTMENTS IN PARTNERSHIPS

    GENERAL


    Certain of the Company's investments are held indirectly through partnerships (including LLCs treated as partnerships for Federal income tax purposes). In general, partnerships are "pass-through" entities that are not subject to Federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income.


    Moreover, for purposes of the REIT asset tests, the Company will include its proportionate share of assets held by such partnerships. See "--Taxation of the Company --Ownership of Partnership Interests."

    ENTITY CLASSIFICATION


    The Company's direct and indirect investment in partnerships (including LLCs treated as partnerships for Federal income tax purposes) involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of the partnerships as a partnership (as opposed to an association taxable as a corporation) for Federal income tax purposes. If certain of these entities were treated as an association for Federal income tax purposes, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change, which could preclude the Company from satisfying the asset tests and/or the income tests (see "--Taxation of the Company --Asset Tests" and "--Taxation of the Company --Income Tests"), and in turn could prevent the Company from qualifying as a REIT. See "--Taxation of the Company -- Failure to Qualify" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year. In addition, any change in the status of any of the partnerships for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distributions.


    TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES


    Pursuant to the Code and the regulations thereunder, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Where a partner contributes cash to a partnership that holds appreciated property, the Treasury regulations provide for a similar allocation of such items to the other partners. These rules would apply to the contribution by the Company to an existing partnership of the cash proceeds received in any offerings of its stock.


    With respect to any property purchased or to be purchased by any of the partnerships (other than through the issuance of partnership units), such property will initially have a tax basis equal to its fair market value and the special allocation provisions described above will not apply.

    SALE OF THE PROPERTIES

    The Company's share of any gain realized by any partnership, in which it holds a direct or indirect interest, on the sale of any property held as inventory or primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "--Requirements for Qualification --Income Tests." Such prohibited transaction income may also have an adverse effect on the Company's ability to satisfy the income tests for status as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Company intends to hold its interests in the subject partnerships, and such partnerships intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the properties and to make such occasional sales of the properties, including peripheral land, as are consistent with the Company's investment objectives. Accordingly, the Company believes that its interests in the subject partnerships, and such partnerships' interests in the properties will not be treated as inventory or as property held primarily for sale to customers in the ordinary course of a trade or business.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

    As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained net long-term capital gains) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gain (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its stock. Pursuant to recently enacted legislation, in the case of a shareholder who is an individual, an estate or a trust, long-term capital gains and losses are separated into three tax rate groups: a 20% group, a 25% group and a 28% group and subject to tax at the rate effective for each group. The Company intends to designate capital gain dividends, if any, as 20% rate gain distributions, 25% rate gain distributions or 28% rate distributions and detail such designations in a manner intended to comply with applicable requirements. If the Company elects to retain their share of capital gains rather than distribute them, a shareholder will be deemed to receive a capital gain dividend equal to the amount of such retained net long-term capital gains. A shareholder will be allowed a credit against its Federal income tax liability for its proportionate share of tax paid by the Company on retained capital gains. Such gains are subject to apportionment among the three tax rate groups as set forth above. Corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

    Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted tax basis of the shareholder's shares, but rather will reduce the adjusted tax basis of such shares. To the extent that such distributions exceed the adjusted tax basis of a shareholder's shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) provided that the shares are a capital asset in the hands of the shareholder. In addition, any dividend declared by the Company in October, November or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

    In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent that distributions from the Company are required to be treated by such shareholder as long-term capital gain.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

    Based upon a published ruling by the IRS, distributions by the Company to a shareholder that is a tax-exempt entity will not constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.


    Notwithstanding the preceding paragraph, however, a portion of the dividends paid by the Company may be treated as UBTI to certain U.S. private pension trusts if the Company is treated as a "pension-held REIT." The Company is not, and does not expect to become, a "pension-held REIT." If the Company were to become a pension-held REIT, these rules generally would only apply to certain U.S. pension trusts that hold more than 10% of the Company's stock.


TAXATION OF FOREIGN SHAREHOLDERS

    The following is a discussion of certain anticipated U.S. Federal income and estate tax consequences of the ownership and disposition of the Company's stock applicable to Non-U.S. Holders of such stock. A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof, (iii) an estate or trust whose income is includable in gross income for U.S. Federal income tax purposes regardless of its source, or (iv) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. Federal income and estate taxation.

    ORDINARY DIVIDENDS


    The portion of dividends received by Non-U.S. Holders payable out of the Company's earnings and profits which are not attributable to capital gains of the Company and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (or lower rate, if so provided by an applicable income tax treaty). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of stock of the Company. In cases where the dividend income from a Non-U.S. Holder's investment in stock of the Company is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation).


    NON-DIVIDEND DISTRIBUTIONS

    Distributions by the Company to a Non-U.S. Holder who holds 5% or less of the Common Stock (after application of certain constructive ownership rules) which are not dividends out of the earnings and profits of the Company will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

    CAPITAL GAIN DIVIDENDS

    Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), a distribution made by the Company to a Non-U.S. Holder, to the extent attributable to gains from dispositions of United States Real Property Interests ("USRPIs") such as the properties beneficially owned by the Company ("USRPI Capital Gains"), will be considered to be income effectively connected with a U.S. trade or business of the Non-U.S. Holder and subject to U.S. income tax at the rate applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, the Company will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder that is not entitled to treaty exemption.

    DISPOSITION OF STOCK OF THE COMPANY


    Unless the Company's stock constitutes a USRPI, a sale of such stock by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The stock will not constitute a USRPI if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Holders. The Company is not a domestically controlled REIT. A Non-U.S. Holder's sale of stock generally nevertheless will not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) the stock is "regularly traded" (as defined by applicable Treasury regulations) on an established securities market (e.g., the NYSE, on which the regularly traded Common Stock will be listed) and (ii) the selling Non-U.S. Holder (after application of certain constructive ownership rules) held 5% or less of the Company's outstanding stock or the regularly traded class at all times during a specified testing period.


    If gain on the sale of stock of the Company were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

    Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (i) if the Non-U.S. Holder's investment in the stock of the Company is effectively connected with a U.S. trade or business conducted by such Non-U.S. holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (ii) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

    ESTATE TAX

    Stock of the Company owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. Federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. Federal estate tax on the property includable in the estate for U.S. Federal estate tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    U.S. SHAREHOLDERS

    The Company will report to the U.S. Shareholders and the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. Shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Shareholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. Shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any U.S. Shareholders who fail to certify their nonforeign status to the Company. See "Federal Income Tax Considerations--Taxation of Foreign Shareholders."

    FOREIGN SHAREHOLDERS

    The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends (including any capital gain dividends) paid to, and the tax withheld with respect to, such Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides.

    U.S. backup withholding (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements) and information reporting generally will not apply to dividends (including any capital gain dividends) paid on stock of the Company to a Non-U.S. Holder at an address outside the United States.

    The payment of the proceeds from the disposition of stock of the Company to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Holder's U.S. Federal income tax liability, provided that the required information is furnished to the IRS.

    The IRS has issued final Treasury Regulations regarding the backup withholding rules as applied to Non-U.S. Holders. Those final Treasury Regulations alter the current system of backup withholding compliance and will be effective for payments made after December 31, 1999. Prospective purchasers should consult their tax advisors regarding the application of the final Treasury Regulations and the potential effect on their ownership of Common Stock.

OTHER TAX CONSEQUENCES

    POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX CONSEQUENCES

    Prospective investors should recognize that the present Federal income tax treatment of an investment in the Company may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in Federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in the Company. For example, a recent Federal budget proposal contains language which, if enacted in it, present form, would result in the immediate taxation of all gain inherent in a C corporation's assets upon an election by the corporation to become a REIT, and thus would effectively preclude the Company from re-electing REIT status following a termination of its REIT qualification.

    STATE AND LOCAL TAXES

    The Company and its shareholders may be subject to state or local income and other taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                              PLAN OF DISTRIBUTION

    The Company may sell any of the Securities being offered hereby in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through dealers; and (iv) directly to purchasers, or through a combination of such methods.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    Sales of Common Stock offered hereby may be effected from time to time in one or more transactions on the NYSE or in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices.

    Offers to purchase Securities may be solicited by agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Securities so offered and sold.

    If Securities are sold by means of an underwritten offering, the Company will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable Prospectus Supplement which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is being delivered to the public. If underwriters are utilized in the sale of any Securities in respect of which this Prospectus is being delivered, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of the Securities, unless otherwise indicated in the applicable Prospectus Supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of Securities will be obligated to purchase all such Offered Securities if any are purchased.

    In connection with offers of Depositary Shares, Preferred Stock, Warrants or Common Stock, the Company may grant to the underwriters options to purchase additional shares of Depositary Shares, Preferred Stock or Common Stock, as the case may be, to cover over-allotments, if any, at the initial public offering price (with additional underwriting commissions or discounts), as may be set forth in the Prospectus Supplement relating thereto. If the Company grants any over-allotment option, the terms of such over-allotment option will be set forth in the Prospectus Supplement for such Depositary Shares, Preferred Stock or Common Stock.

    If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealer as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

    Offers to purchase Securities may be solicited directly by the Company and the sale thereof may be made by the Company directly to institutional investors or others, including to affiliates and other shareholders of the Company, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

    Securities may also be offered and sold, if so indicated in the applicable Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("Remarketing Firms"), acting as principals for their own accounts or as agents for the Company. Any Remarketing Firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the applicable Prospectus Supplement. Remarketing Firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the Securities remarketed thereby.

    If so indicated in the applicable Prospectus Supplement, the Company may authorize agents and underwriters to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in the applicable Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable Prospectus Supplement. Such delayed delivery contracts will be subject to only those conditions set forth in the applicable Prospectus Supplement. A commission indicated in the applicable Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Securities pursuant to delayed delivery contracts accepted by the Company.

    Agents, underwriters, dealers and Remarketing Firms may be entitled under relevant agreements with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters, dealers and Remarketing Firms may be required to make in respect thereof.

    Each series of Securities will be a new issue and, other than the Common Stock which is listed on the NYSE, will have no established trading market. The Company may elect to list any series of Securities on an exchange, and in the case of the Common Stock, on any additional exchange, but, unless otherwise specified in the applicable Prospectus Supplement, the Company shall not be obligated to do so. Therefore, no assurance can be given as to the liquidity of the trading market for any of the Securities.

    Agents, underwriters, dealers, and Remarketing Firms may be customers of, engage in transactions with, or perform services for, the Company and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS


    Unless otherwise specified in a Prospectus Supplement relating to particular Securities, the validity under Missouri law of the Securities offered hereby will be passed upon for the Company by Husch & Eppenberger, LLC, Kansas City, Missouri, on behalf of the Company, and certain tax matters will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

                                    EXPERTS


    The consolidated financial statements and schedule are incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997. The consolidated financial statements and schedules for the years ended December 31, 1997 and December 31, 1996 have been audited by Ernst & Young, independent auditors, and for the year ended December 31, 1995 by Coopers & Lybrand L.L.P., independent auditors, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and schedule have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses (other than underwriting discounts, concessions and commissions) expected to be incurred in connection with the issuance and distribution of securities being registered. Except for the Securities and Exchange Commission filing fee, all amounts shown below are estimates.


Securities and Exchange Commission Filing Fee...................................  $ 177,000
Blue Sky Fees and Expenses (including counsel's fees)...........................     30,500
Legal Fees and Expenses.........................................................    250,000
Accounting Fees and Expenses....................................................    120,000
New York Stock Exchange Listing Fees............................................  1,000,000
Printing and Engraving Expenses.................................................    100,000
Miscellaneous...................................................................    322,500
    Total.......................................................................  $2,000,000



    The Company will bear all of the foregoing expenses.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


    The Company has obtained, and pays the cost of, directors' and officers' liability insurance coverage in the amount of $25.0 million (subject to a retention or a "deductible" of $250,000). Directors' and officers' insurance insures (i) the directors and officers of the Company from any claim arising out of an alleged wrongful act by the directors and officers of the Company in their respective capacities as directors and officers of the Company, and (ii) the Company to the extent that the Company has indemnified the directors and officers for such loss. The Articles provide for indemnification to the full extent permitted by Missouri law.


    Section 351.355(1) of the Revised Statutes of Missouri provides that a corporation may indemnify a director, officer, employee or agent of the corporation in any action, suit or proceeding other than an action by or in the right of the corporation, against expenses (including attorney's fees), judgments, fines and settlement amounts actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

    Section 351.355(2) provides that the corporation may indemnify any such person in any action or suit by or in the right of the corporation against expenses (including attorney's fees) and settlement amounts actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that he may not be indemnified in respect of any matter in which he has been adjudged liable for negligence or misconduct in the performance of his duty to the corporation, unless authorized by the court.

    Section 351.355(3) provides that a corporation shall indemnify any such person against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the action, suit or pro ceeding if he has been successful in defense of such action, suit or proceeding, and if such action, suit or proceeding is one for which the corporation may indemnify him under Section 351.355(1) or (2). Section 351.355(7) provides that a corporation shall have the power to give any further indemnity to any such person, in addition to the indemnity otherwise authorized under Section 351.355, provided such further indemnity is either (i) authorized, directed or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed or provided for in any by-law or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, provided that no such indemnity shall indemnify any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

    The Articles of Incorporation of the Company contain provisions indemnifying its directors and officers to the extent authorized specifically by Sections 351.355(1), (2), (3) and (7).

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 16. EXHIBITS.


ITEM 16.   EXHIBITS.
---------  -----------------------------------------------------------------------------------------------------------
      1.1  Form of Underwriting Agreement.
      4.1  Third Restated Articles of Incorporation of the Company, incorporated herein by reference to Exhibit 3.1 to the Company Form 10-Q for the quarterly period ended June 30, 1997.
      4.2  Second Amended and Restated By-Laws of the Company, incorporated herein by reference to Exhibit 3.3 to the
           Company Form 10-Q for the quarterly period ended June 30, 1997.
      4.3  Specimen certificate representing Common Stock incorporated by reference to Exhibit 4.1 to the Company's
           Registration Statement on Form S-11 (File No. 333-2231).
      4.4  Certificate of Designation for Series B Preferred Shares, incorporated by reference to the Company's Form
           10-Q for the quarterly period ended June 30, 1997.
      4.5  Form of Warrant.*
      4.6  Form of Warrant Agreement.*
      4.7  Form of Deposit Agreement.*
      4.8  Form of the Depositary Receipt.*
      5.1  Opinion of Husch & Eppenberger, as to legality of the Securities.**
      8.1  Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.
     12.1  Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred
           Stock Dividends.**
     23.1  Consent of Ernst & Young LLP.
     23.2  Consent of Coopers & Lybrand LLP.
     23.3  Consent of Husch & Eppenberger, LLP (included in Exhibit 5.1).**
     23.4  Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1).
     24.1  Powers of Attorney.**


------------------------


* The form or forms of Warrant, Warrant Agreement, Deposit Agreement and Depositary Receipt with respect to each particular offering of Warrants or Depositary Receipts will be filed as an exhibit to a report of Form 8-K and incorporated herein by reference.



**  Previously filed.

ITEM 17.  UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement.


        PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.


        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (d) The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on June 1, 1998.


                                WESTFIELD AMERICA, INC.
                                (Registrant)

                                By:  /s/ PETER S. LOWY
                                     -----------------------------------------
                                     (Peter S. Lowy,
                                     Director and Co-President)


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on the 1 of June, 1998.



              *                 Director and Chairman of
------------------------------    the Board
        Frank P. Lowy
      /s/ PETER S. LOWY         Director and Co-President
------------------------------    (Principal Executive
        Peter S. Lowy             Officer)
     /s/ RICHARD E. GREEN       Co-President (Principal
------------------------------    Executive Officer)
       Richard E. Green
                                Chief Financial Officer and
     /s/ MARK A. STEFANEK         Treasurer (Principal
------------------------------    Financial and Accounting
       Mark A. Stefanek           Officer)
              *                 Director
------------------------------
        Roy L. Furman
              *                 Director
------------------------------
     Frederick G. Hilmer
              *                 Director
------------------------------
        David P. Lowy
              *                 Director
------------------------------
       Herman Huizinga
              *                 Director
------------------------------
        Bernard Marcus
              *                 Director
------------------------------
     Larry A. Silverstein
              *                 Director
------------------------------
      Francis T. Vincent
              *                 Director
------------------------------
       George Weissman



                                By:  /s/ PETER S. LOWY
                                     -----------------------------------------
                                     Peter S. Lowy,
                                     Attorney-in-fact

                                 EXHIBIT INDEX


   EXHIBIT   DESCRIPTION                                                                                      PAGE NO.
-----------  ----------------------------------------------------------------------------------------------  -----------
       1.1   Form of Underwriting Agreement.
       4.1   Third Restated Articles of Incorporation of the Company, incorporated herein by reference to
             Exhibit 3.1 to the Company Form 10-Q for the quarterly period ended June 30, 1997.
       4.2   Second Amended and Restated By-Laws of the Company, incorporated herein by reference to
             Exhibit 3.3 to the Company Form 10-Q for the quarterly period ended June 30, 1997.
       4.3   Specimen certificate representing Common Stock incorporated by reference to Exhibit 4.1 of the
             Company's Registration Statement on Form S-11 (File No. 333-2231).
       4.4   Certificate of Designation for Series B Preferred Shares, incorporated by reference to the
             Company's Form 10-Q for the quarterly period ended June 30, 1997.
       4.5   Form of Warrant.*
       4.6   Form of Warrant Agreement.*
       4.7   Form of Deposit Agreement.*
       4.8   Form of the Depositary Receipt.*
       5.1   Opinion of Husch & Eppenberger, as to legality of the Securities.**
       8.1   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.
      12.1   Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed
             Charges and Preferred Stock Dividends.**
      23.1   Consent of Ernst & Young LLP.
      23.2   Consent of Coopers & Lybrand LLP.
      23.3   Consent of Husch & Eppenberger (included in Exhibit 5.1).**
      23.4   Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1).
      24.1   Power of Attorney.**


------------------------


* The form or forms of Warrant, Warrant Agreement, Deposit Agreement and Depositary Receipt with respect to each particular offering of Warrants or Depositary Receipts will be filed as an exhibit to a report of Form 8-K and incorporated herein by reference.



**  Previously filed.